Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

VALUECLICK, INC.,

NCJ ACQUISITION CORP.,

COMMISSION JUNCTION, INC.,

AND

IDEALAB

(as Stockholder Agent)

Dated as of October 9, 2003

TABLE OF CONTENTS

ARTICLE I THE MERGER
1.1	The Merger
1.2	Closing
1.3	Actions at the Closing
1.4	Effect of the Merger
1.5	Certificate of Incorporation; Bylaws; Officers and Directors
1.6	Merger Consideration; Effect on Capital Stock
1.7	Dissenting Shares
1.8	Establishment of Escrow; Interest and Dividends
1.9	Surrender of Certificates; Payment of Merger Consideration and Employee Bonus Payments
1.10	No Further Ownership Rights in Company Capital Stock
1.11	Lost, Stolen or Destroyed Certificates
1.12	Necessary Actions; Further Action
1.13	Fluctuations in Market Price of Parent Common Stock
1.14	Required Deductions and Withholding
1.15	Tax Consequences of the Merger

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY
2.1	Organization and Qualification; Subsidiaries, Interests and Joint Ventures
2.2	Company Capital Structure
2.3	Subsidiaries
2.4	Authority
2.5	Company Financial Statements; Working Capital Deficit Calculations
2.6	No Undisclosed Liabilities
2.7	No Changes
2.8	Tax and Tax Returns
2.9	Restrictions on Business Activities
2.10	Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment
2.11	Intellectual Property
2.12	Agreements, Contracts and Commitments
2.13	Interested Party Transactions
2.14	Company Authorizations
2.15	Litigation
2.16	Accounts Receivable
2.17	Minute Books
2.18	Environmental Matters
2.19	Brokers’ and Finders’ Fees; Third Party Expenses
2.20	Employee Benefit Plans
2.21	Compliance with Laws

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2.22	Warranties; Indemnities
2.23	Software Development Agreements
2.24	Representations Complete
2.25	Insurance
2.26	Foreign Corrupt Practices Act
2.27	Complete Copies of Materials
2.28	Board and Stockholder Approval
2.29	Customers and Suppliers
2.30	Export Control Laws
2.31	Banks and Brokerage Accounts
2.32	Takeover Statutes
2.33	Accuracy of Information
2.34	Tax Treatment

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
3.1	Organization, Standing and Power
3.2	Authority
3.3	No Conflicts
3.4	SEC Reports; Financial Statements
3.5	Information Supplied
3.6	Tax Treatment
3.7	No Prior Activities
3.8	Investment Advisors
3.9	Financing
3.10	Parent Common Stock
3.11	Litigation
3.12	Full Disclosure

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1	Conduct of Business of the Company
4.2	Negative Covenants
4.3	No Solicitation

ARTICLE V ADDITIONAL AGREEMENTS
5.1	Access to Information; Cooperation
5.2	Confidentiality
5.3	Public Disclosure
5.4	Consents
5.5	Reasonable Efforts
5.6	Notification of Certain Matters
5.7	Third Party Expenses

5.8	Information Statement; Qualification of Shares Issuable in the Merger
5.9	Meeting of Stockholders
5.10	NASDAQ Listings
5.11	Form S-8
5.12	Certificates; Representations
5.13	Indemnification Provisions

ARTICLE VI CONDITIONS TO THE MERGER
6.1	Conditions to Obligations of Each Party to Effect the Merger
6.2	Additional Conditions to Obligations of the Company
6.3	Additional Conditions to the Obligations of Parent and Merger Sub

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW
7.1	Survival of Representations and Warranties
7.2	Indemnity and Escrow Arrangements

ARTICLE VIII TERMINATION, EXPENSES, AMENDMENT AND WAIVER
8.1	Termination
8.2	Effect of Termination
8.3	Fees and Expenses
8.4	Amendment
8.5	Extension; Waiver

ARTICLE IX GENERAL PROVISIONS
9.1	Notices
9.2	Interpretation
9.3	Counterparts
9.4	Entire Agreement; Assignment
9.5	Severability
9.6	Remedies; Exercise of Rights
9.7	Governing Law
9.8	Jurisdiction and Venue; Attorney’s Fees
9.9	Specific Performance
9.10	Rules of Construction
9.11.	Certain Definitions

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Certificate of Merger
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Lockup Agreement
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Affiliate Agreement
Exhibit G	Form of Parent Counsel Opinion
Exhibit H	Forms of Company Counsel Opinion
Exhibit I	Form of Escrow Agent Agreement

INDEX OF SCHEDULES

Section of Company Schedule	Description

2.1	Subsidiaries and Jurisdictions
2.2(a)	Company Capital Stock
2.2(b)	Stockholder Agreements
2.2(c)	Company Options
2.2(d)	Company Warrants
2.2(h)	Employee Bonus Arrangements
2.5	Company Financials
2.6	Liabilities
2.7	No Changes
2.8(b)(ii)	Tax Elections
2.8(b)(iii)	Claims for Taxes
2.8(b)(viii)	Non-U.S. Taxes
2.8(b)(xv)	Tax Elections
2.10(a)	Real Property
2.11(b)	Company Products
2.11(c)	Company Intellectual Property, Proceedings and Actions
2.11(i)	Licenses and Pledges of Intellectual Property
2.11(l)	Owned or Licensed Improvements
2.11(m)	Notices of Claims
2.11(n)	Intellectual Property Threatened Litigation
2.11(r)	Steps to Protect Intellectual Property
2.11(s)	Effect of Agreement
2.11(o)	Intellectual Property Licenses
2.11(t)	Intellectual Property Rights Contributors
2.11(u)	Export Licenses, Permits or Approvals
2.11(z)	Licensed Software
2.12(a)	Material Contracts
2.14	Company Authorizations
2.15	Litigation
2.16(a)	Accounts Receivable
2.19	Fees and Third Party Expenses
2.20(b)(i)	Company Employee Plans and Employee Agreements
2.20(b)(ii)	Employee Information
2.20(b)(iii)	Employee Claims
2.20(c)(i)	Employee Plan Documents
2.20(c)(iii)	Annual Reports
2.20(c)(v)	Summary Plan Descriptions
2.20(c)(viii)	Discrimination Tests

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2.20(d)(ii)	Maintenance of Plans
2.20(d)(vii)	Company Employee Plan Rights After Effective Time
2.20(e)	Pension or Welfare Plans
2.20(f)	Post-Employment Obligations
2.20(i)	Effect of Transaction
2.20(j)	Employment Matters
2.20(k)	Terminated Employees
2.20(m)	International Employee Plans
2.22	Warranty Obligations
2.25	Insurance
2.29	Customers and Suppliers
2.31	Bank Accounts and Investments
5.8(c)	Affiliates

TABLE OF DEFINED TERMS

Term	Cross Reference in Agreement	Page

3(a)(10) Permit	Section 5.8,	53
Accounts Receivable	Section 2.16,	31
Actual Knowledge	Section 9.11,	71
Adjustment Event	Section 1.6,	5
Affiliate Agreement	Section 5.8,	54
Affiliate	Section 5.8,	54
Ancillary Agreements	Section 2.4,	15
Applicable Law	Section 2.21,	38
Average Closing Price	Section 1.6, 3,	4
business day	Section 9.11,	71
California Commissioner	Section 5.8,	53
capital stock	Section 9.11,	71
Cash Consideration	Section 1.6,	4
Certificate of Merger	Section 1.3,	2
Certificates	Section 1.9,	9
CGCL	Section 1.1,	2
Closing Date Working Capital Calculation	Section 1.6,	6
Closing Price	Section 1.6,	7
Closing	Section 1.2,	2
COBRA	Section 2.20,	32
Code	Section 1.15,	11
Common Stock Amount	Section 1.6,	4
Company Affiliates	Section 4.4(c),	54
Company Authorizations	Section 2.14,	30
Company Common Stock	Recitals,	1
Company Employee Plan	Section 2.20,	32
Company Financials	Section 2.5,	16
Company Intellectual Property	Section 2.11,	23
Company Material Adverse Effect	Section 2.7,	18
Company Options	Recitals,	1
Company Plans	Section 2.2(c),	13
Company	Preamble,	1
Company Products	Section 2.11,	23
Company Representative	Section 4.3,	48
Company Schedule	Article II,	11
Company Warrants	Recitals,	1
Confidential Information	Section 5.2,	50
Conflict	Section 2.4,	16

Term	Cross Reference in Agreement	Page

Contract	Section 2.12,	29
Copyrights	Section 2.11,	23
Current Balance Sheet	Section 2.5,	16
Designs	Section 2.11,	23
DGCL	Section 1.1,	2
Dissenting Shares	Section 1.7,	8
DOL	Section 2.20,	35
Effective Time	Section 1.3,	2
Employee Agreement	Section 2.20,	33
Employee	Section 2.20,	33
Environmental Permits	Section 2.18,	31
Equipment	Section 2.10,	22
ERISA Affiliate	Section 2.20,	33
ERISA	Section 2.20,	33
Escrow Agent	Section 7.2,	60
Escrow Amount	Section 1.8,	9
Escrow Fund Claims	Section 7.2,	63
Escrow Fund	Section 1.8,	9
Exchange Act	Section 3.4,	43
Exchange Agent	Section 1.9,	9
Exchange Ratio	Section 1.6,	4
Fairness Hearing	Section 5.8,	53
Final Working Capital Amount	Section 1.6,	7
Final Working Capital Calculation	Section 1.6,	6
FMLA	Section 2.20,	33
Founder	Section 5.6,	52
GAAP	Section 1.6,	6
Governmental Entity	Section 2.4,	16
Hazardous Material Activities	Section 2.18,	31
Hazardous Material	Section 2.18,	31
HSR Act	Section 2.4,	16
Indemnitee	Section 7.2,	59
Information Statement	Section 5.8,	53
Infringement Claim	Section 5.6,	52
Intellectual Property Rights	Section 2.11,	23
International Employee Plan	Section 2.20,	33
IP Assignment	Section 5.6,	52
IRS	Section 2.20,	33
ISO	Section 2.2,	13
IT	Section 5.1,	50
Key Employees	Section 6.3,	57
Knowledge or Known	Section 9.11,	71
Liens	Section 2.2(b),	13
Lockup Agreement	Recitals	2
Losses	Section 7.2,	59

Term	Cross Reference in Agreement	Page

Material Contracts	Section 2.12,	28
Meeting	Section 5.9,	54
Merger Consideration	Section 1.6,	3
Merger	Recitals,	1
Merger Sub	Preamble,	1
Multiemployer Plan	Section 2.20,	33
Non-Competition Agreement	Recitals,	2
Non-Stock Consideration	Section 1.6,	7
Notice of Dispute	Section 7.2,	62
Officer’s Certificate	Section 7.2,	61
Operating Plan	Section 4.1,	45
Parent Common Stock	Recitals,	1
Parent	Preamble,	1
Parent SEC Reports	Section 3.4,	43
Patents	Section 2.11,	23
Pension Plan	Section 2.20,	33
person	Section 9.11,	71
Pre-Closing Taxes	Section 7.2,	64
Preference Amount	Section 1.6,	4
Preferred Share Amount	Section 1.6,	4
Preliminary Working Capital Calculation	Section 1.6,	6
Pro Rata Amount	Section 1.6,	6
Proportionate Interests	Section 1.8,	9
proposed to be conducted	Section 9.11,	71
PTO	Section 2.11,	23
Purchase Price	Section 1.6,	3
Required Vote	Section 2.4,	15
Requisite Consents	Section 2.12,	30
Securities Act	Section 3.4,	43
Series A Per Share Amount	Section 1.6,	4
Series A Preferred	Recitals,	1
Series A-1 Preferred	Recitals,	1
Series A-2 Preferred	Recitals,	1
Stock Consideration	Section 1.6,	4
Stockholder Agent	Section 7.2,	63
Stockholder	Section 1.6,	4
Straddle Periods	Section 7.2,	65
subsidiary or subsidiaries	Section 9.11,	72
Surviving Entity	Section 1.1,	2
Tax Return	Section 2.8,	19
Tax	Section 2.8,	19
Taxes	Section 2.8,	19
Termination Date	Section 7.2,	67
Third Party Expenses	Section 8.3,	67
Threshold	Section 7.2(l),	65

Term	Cross Reference in Agreement	Page

Trade Secrets	Section 2.11,	23
Trademarks	Section 2.11,	23
Value of Stock Consideration	Section 1.6,	7
Voting Agreement	Recitals,	2
WARN Act	Section 2.20,	34
Warranty Obligations	Section 2.22,	39
Working Capital Deficit	Section 1.6,	6
Working Capital	Section 1.6,	6

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of October 9, 2003 by and among ValueClick, Inc., a Delaware corporation (“Parent”), NCJ Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Commission Junction, Inc., a Delaware corporation (the “Company”) and idealab, a California corporation, in its capacity as Stockholder Agent (as defined in Section 7.2(h)).

RECITALS

A.                                   The Boards of Directors of each of the Company, Parent and Merger Sub believe it is advisable and in the best interests of each company and their respective Stockholders that Parent acquire the Company through the statutory merger of the Company with and into Merger Sub (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

B.                                     Pursuant to the Merger, among other things, each issued and outstanding share of (i) Company common stock, par value $0.001 per share (“Company Common Stock”), (ii) Company Series A Preferred Stock, par value $0.001 per share (“Series A Preferred”), (iii) Company Series A-1 Preferred Stock, par value $0.001 per share (“Series A-1 Preferred”) and (iv) Company Series A-2 Preferred Stock, par value $0.001 per share (“Series A-2 Preferred” and, together with the Series A Preferred and Series A-1 Preferred, the “Company Preferred Stock”), shall be converted into the right to receive an amount in cash and shares of Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”), determined pursuant to Section 1.6, subject to adjustment pursuant to Section 1.6(f) hereof and subject to the provisions of Section 1.8 hereof pursuant to which a portion of the consideration allocable to the holders of Company Common Stock and Company Preferred Stock pursuant to the Merger will be deposited into the Escrow Fund (as defined in Section 1.8 of this Agreement).

C.                                     Pursuant to the Merger, all outstanding options to purchase Company Common Stock (“Company Options”)  and all outstanding warrants (“Company Warrants”) to purchase Company Common Stock shall be assumed by Parent and shall become exercisable for shares of Parent Common Stock from and after the Effective Time, as provided in Section 1.6(b) below.  Pursuant to the Merger all Company Warrants to purchase Company Preferred Stock will be canceled as of the Effective Time.

D.                                    The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

E.                                      In recognition of the consideration receivable pursuant to the Agreement and in connection with the acquisition of all of their respective shares of Company Common Stock or Company Preferred Stock in connection with the Merger, certain employee Stockholders have entered into a non-competition agreement with Parent substantially in the form of Exhibit B attached hereto (the “Non-Competition Agreement”) and a lockup agreement (the “Lockup Agreement”) with Parent substantially in the form of Exhibit C attached hereto.

F.                                      As a condition and an inducement to Parent to enter into this Agreement, certain Stockholders have executed and delivered an Irrevocable Proxy and Voting Agreement in the form of Exhibit D attached hereto (each, a “Voting Agreement”), pursuant to which each such Stockholder has consented to the adoption and approval of the Merger and this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE MERGER

1.1                                 The Merger.  At the Effective Time (as defined in Section 1.3) and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the California General Corporation Law (the “CGCL”), (a) the Company shall be merged with and into Merger Sub, (b) the separate corporate existence of the Company shall cease, and (c) Merger Sub shall continue as the entity surviving the Merger and as a wholly-owned subsidiary of Parent.  Merger Sub as the entity surviving the Merger is sometimes referred to as the “Surviving Entity”.

1.2                                 Closing.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place at the offices of Gibson, Dunn & Crutcher LLP at 333 South Grand Street in Los Angeles, California as promptly as practicable following the satisfaction or valid waiver of the conditions set forth in Article VI, unless another place or time is agreed in writing by Parent and the Company.  The date the Closing actually occurs is referred to as the “Closing Date.”

1.3                                 Actions at the Closing.  At the Closing: (a) Parent and Merger Sub shall deliver to the Company the various certificates, instruments and documents referenced in Section 6.2, (b) the Company shall deliver to Parent and Merger Sub the various certificates, instruments and documents referenced in Section 6.3, and (c) the parties hereto shall consummate the Merger by filing the Certificate of Merger in the form of Exhibit A attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance of such Certificate of Merger by the Secretary of State of the State of Delaware being referred to herein as the “Effective Time”).

1.4                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Entity.

1.5                                 Certificate of Incorporation; Bylaws; Officers and Directors.  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time:

(a)                                  The Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Entity until thereafter amended in accordance with applicable law;

(b)                                 The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Entity until thereafter amended in accordance with applicable law; and

(c)                                  The officers and directors of Merger Sub at the Effective Time shall become the officers and directors of the Surviving Entity, to serve as such until the death, resignation, removal or replacement of such persons as provided by law and the Certificate of Incorporation and Bylaws of the Surviving Entity.

1.6                                 Merger Consideration; Effect on Capital Stock.  The aggregate maximum consideration to be provided by Parent and Merger Sub for all the outstanding Company capital stock and rights to acquire Company capital stock of the Company shall be $58,000,000, payable in cash and shares of Parent Common Stock, subject to adjustment as provided in subparagraph (f) below (such amount, as adjusted, the “Purchase Price”, and such Merger consideration, subject to adjustment as provided in subparagraph (f) below, the “Merger Consideration”).  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company capital stock, the following shall occur:

(a)                                  Company Capital Stock.  The outstanding shares of Series A Preferred, Series A-1 Preferred, Series A-2 Preferred and Company Common Stock automatically will be converted into the right to receive a portion of the Merger Consideration as described below.  The aggregate Merger Consideration to be paid in exchange for each share of Company capital stock issued and outstanding as of the Effective Time (other than Dissenting Shares and shares of capital stock of the Company owned by the Company, Parent or Merger Sub) shall be equal to the following, subject to adjustment pursuant to subparagraph (f) below and subject to the escrow of a portion of the Merger Consideration pursuant to Section 1.8:

(i)                                     Each outstanding share of Series A Preferred, Series A-1 Preferred and Series A-2 Preferred shall be converted into the right to receive an amount equal to the Series A Per Share Amount.  A portion of the Series A Per Share Amount will be deposited into the Escrow Fund pursuant to Section 1.8.

(iii)                               Each outstanding share of Company Common Stock shall be converted into the right to receive an amount equal to the Exchange Ratio.  A portion of the Common Stock Amount will be deposited into the Escrow Fund pursuant to Section 1.8.

For purposes hereof:

(A)                              “Aggregate Common Stock Amount” means the Exchange Ratio multiplied by the number of shares of Company Common Stock issued and outstanding at the Effective Time multiplied by the Average Closing Price;

(B)                                “Average Closing Price” means $8.64;

(C)                                “Cash Consideration” means one half of the sum of (i) the Preference Amount plus (ii) the Aggregate Common Stock Amount;

(D)                               “Common Stock Amount” means (x) (1) $18,000,000, as adjusted pursuant to subparagraph (f) below, (2) plus an amount equal to the aggregate exercise price of all in-the-money Company Options and Company Warrants to purchase Company Common Stock assumed by Parent in the Merger (y) divided by the sum of (1) the number of shares of Company Common Stock issued and outstanding as of the Effective Time and (2) the number of shares of Company Common Stock issuable upon issuance of in-the-money Company Options and Company Warrants to purchase Company Common Stock issued and outstanding as of the Effective Time;

(E)                                 “Exchange Ratio” means a number of shares of Parent Common Stock equal to the Common Stock Amount, divided by the Average Closing Price;

(F)                                 “Preference Amount” means $40,000,000, as adjusted pursuant to subparagraph (f) below;

(G)                                “Preferred Share Amount” means a number of shares of Parent Common Stock equal to (x) the Preference Amount minus the Cash Consideration (y) divided by the Average Closing Price;

 (H)                            “Series A Per Share Amount” means an amount equal to (i) cash equal to the Cash Consideration divided by the number of shares of Company Preferred Stock issued and outstanding as of the Effective Time plus (ii) the Preferred Share Amount divided by the number of shares of Company Preferred Stock issued and outstanding as of the Effective Time;

(I)                                    “Stock Consideration means (x) the Preferred Share Amount plus (y) a number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock issued and outstanding at the Effective Time; and

(J)                                   “Stockholder” means each holder of Company Common Stock or Company Preferred Stock issued and outstanding as of the Effective Time.

(b)                                 Company Options.  Each outstanding Company Option shall be deemed assumed by Parent at the Effective Time, and from and after the Effective Time, (i) each outstanding Company Option shall entitle the holder thereof to acquire the number of shares of Parent Common Stock (rounded up to the nearest whole number) determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the Exchange Ratio and (ii) the exercise price per share of Parent Common Stock subject to such assumed Company Options at and after the Effective Time shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to (A) the exercise price per share of Company Common Stock subject to the Company Option prior to the Effective Time divided by (B) the Exchange Ratio.  Other than as provided above, each assumed Company Option shall be subject to the same vesting schedule and other terms and conditions as in effect immediately prior to the Effective Time.

(c)                                  Company Warrants.

(1)                                  Each outstanding Company Warrant to purchase Company Common Stock shall be deemed assumed by Parent at the Effective Time, and from and after the Effective Time, (i) each such outstanding Company Warrant shall entitle the holder thereof to acquire the number of shares of Parent Common Stock (rounded up to the nearest whole number) determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and (ii) the exercise price per share of Parent Common Stock subject to such assumed Company Warrant at and after the Effective Time shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to (A) the exercise price per share of Company Common Stock subject to such Company Warrant prior to the Effective Time divided by (B) the Exchange Ratio.  Other than as provided above, each assumed Company Warrant shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time, except that any registration rights provisions of such Company Warrants shall be of no further force and effect as of the Effective Time.

(2)                                  Each outstanding Company Warrant to purchase Company Preferred Stock shall be canceled effective as of the Effective Time.

(d)                                 Merger Sub Stock.  Each share of common stock of the Surviving Entity outstanding as of the Effective Time shall remain outstanding after the Effective Time.

(e)                                  Adjustments for Subsequent Changes.

(i)                                     The amount of Merger Consideration payable with respect to each share of Company Preferred Stock or Company Common Stock issued and outstanding as of the Effective Time pursuant to this Section 1.6 shall be equitably adjusted to reflect any stock split, reverse split, stock combination, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to the Company Common Stock or the Company Preferred Stock, as the case may be, which occurs after the date hereof and prior to the Effective Time.

(ii)                                  If, after the date of this Agreement and prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into or exchanged for a different number of shares or kind of shares and/or other securities of Parent or another corporation or entity by reason of any reclassification, split-up, stock dividend or stock combination or any arrangement, amalgamation or similar statutory procedure (an “Adjustment Event”), then the number of shares of Parent Common Stock to be delivered as the Stock Consideration shall be appropriately adjusted so that each holder of Certificates shall be entitled to receive at the Effective Time, in lieu of the number of shares of Parent Common Stock provided for in this Section 1.6, such number and kind of shares and/or other securities as such holder would have received if the record date and payment date for such Adjustment Event had been immediately after the Effective Time.

(f)                                    Adjustment to Purchase Price.  (1)           The Purchase Price shall be subject to downward adjustment, on a dollar for dollar basis, to the extent that the Working Capital as determined as set forth herein is less than $11,500,000 (the amount of such deficit is referred to as the “Working Capital Deficit”).  Any such downward adjustment shall reduce the Purchase Price and the respective amounts of Merger Consideration payable to the holders of Company capital stock as follows: (i) the Preference Amount shall be reduced by an amount equal to 68.97% of such Working Capital Deficit and (ii) the Common Stock Amount shall be reduced by an amount equal to 31.03% of such Working Capital Deficit.  For purposes of this Agreement, “Working Capital” is defined as (i) the total current assets of the Company (as defined under GAAP), determined at the close of business on the Closing Date as if the Company survived until such time, less (ii) the sum, without duplication, of (A) total liabilities of the Company (as defined under United States generally accepted accounting principles (“GAAP”)), determined at the close of business on the Closing Date as if the Company survived until such time, (B) all fees, costs and expenses incurred by the Company, including legal fees, financial advisor fees incurred in connection with the negotiation of this Agreement or resulting from the Merger and severance benefits and employee bonuses payable in connection with or resulting from the Merger (except as otherwise agreed in writing by Parent and Company) pursuant to arrangements entered into by the Company prior to the Closing Date (but not including severance arrangements for five (5) individuals with respect to whom the Company has provided copies to Parent of employment agreements with “double-trigger” severance arrangements to the extent such arrangements are triggered by any action taken by Parent after the Closing Date, and (C) any fees, charges, expenses, commissions or payments of the type described in Section 2.19 other than Third Party Expenses covered by clause (B).  To facilitate and expedite the calculation of any necessary adjustments to the Purchase Price, the Company has prepared and delivered on the date hereof a calculation of the amount of Working Capital as of August 31, 2003 (the “Preliminary Working Capital Calculation”) certified by the Company’s Chief Financial Officer and Chief Executive Officer as true and correct in all material respects, which Preliminary Working Capital Calculation shall be subject to Parent’s acceptance, which acceptance shall not be unreasonably withheld or delayed.  At least three (3) business days prior to the Closing, the Company shall provide a similarly certified update of such calculation as of the last day of the month immediately preceding the Closing (the “Closing Date Working Capital Calculation”), which Closing Date Working Capital Calculation shall be subject to Parent’s acceptance, which acceptance shall not be unreasonably withheld or delayed.  If the Closing Date Working Capital Calculation shows a Working Capital Deficit, the Purchase Price shall be reduced as set forth above.

(2)                                  After the end of the month in which the Closing Date occurs, Parent shall prepare a calculation of the amount of Working Capital as of the Closing Date (the “Final Working Capital Calculation”).  For purposes of determining the amount of Working Capital as of the Closing Date, Parent shall determine the Working Capital of the Company as of the last day of the month in which the Closing occurred.  Parent shall determine the amount of Working Capital on the Closing Date by computing the difference between the Working Capital as set forth in the Final Working Capital Calculation and the Working Capital set forth in the Closing Date Working Capital Calculation (if the former is greater than the latter, such number shall be positive, otherwise such number shall be negative), and multiplying such difference by the fraction, the numerator of which is the number of days that elapsed before the Closing Date in the month in which the Closing occurred and the denominator of which is the total number of days in such month (the “Pro Rata Amount”).

In order to determine the Working Capital as of the Closing Date, Parent shall add any positive Pro Rata Amount to or subtract any negative Pro Rata Amount from the amount of Working Capital set forth in the Closing Date Working Capital Calculation (the “Final Working Capital Amount”).  If the Purchase Price was adjusted based on a Working Capital Deficit as determined in the Closing Date Working Capital Calculation, and the Final Working Capital Amount is not a Working Capital Deficit, then each Stockholder shall be entitled to receive an amount equal to the difference between the amount of the Purchase Price such Stockholder would have received pursuant to this Section 1.6 if the Purchase Price had not been reduced and the amount of the Purchase Price actually payable to such Stockholder as of the Closing Date based on such reduced Purchase Price (subject to Section 1.8).  Parent shall pay such additional amount to the Stockholders that have properly submitted Certificates pursuant to Section 1.9 as promptly as practicable after determination of the Final Working Capital Amount.  The aggregate of all such additional amounts shall be payable 50% in cash and 50% in shares of Parent Common Stock, valued at the Average Closing Price, subject to adjustment of the cash-stock ratio as counsel for Parent determines is necessary in order for such payment not to adversely affect the opinion rendered to Parent pursuant to Section 6.3(m).  If the Closing Date Working Capital Calculation does not show a Working Capital Deficit, and the Final Working Capital Amount is a Working Capital Deficit then Parent shall be entitled to claim the amount of the Working Capital Deficit indicated by the Final Working Capital Calculation from the Escrow Fund.

(g)                                 No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued by virtue of the Merger, and no dividend, stock split or other distribution with respect to Parent Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder.  In lieu thereof, Parent shall pay to the holder of shares of Company Preferred Stock or Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock, as soon as practicable after the Effective Date (and in the same timely manner required for delivery of cash and certificates of Parent Common Stock provided in Section 1.9), an amount in cash equal to such fraction multiplied by the Average Closing Price.

(h)                                 Payment Limitations.  Notwithstanding anything in this Article I to the contrary, if the product of (A) the Stock Consideration (other than shares of Parent Common Stock that are transferred into the Escrow Fund), determined after application of this Section 1.6(h), and (B) the Closing Price (such product referred to as “Value of Stock Consideration”) is less than 45% of the sum of the Value of Stock Consideration and the amount of Non-Stock Consideration (as defined below), then the amount of Cash Consideration to be paid in the Merger shall be reduced and the number of shares of Parent Common Stock issued in the Merger as Stock Consideration shall be increased pro-rata based on the Cash Consideration to which the Shareholder is otherwise entitled under this Agreement so as to cause such percentage to be equal to 45%.  The additional shares of Parent Common Stock to be issued in lieu of cash pursuant to the preceding sentence shall be valued at the Average Closing Price.  For purposes of this paragraph, (1) the “Closing Price” shall equal the closing price of a share of Parent Common Stock as reported on the NASDAQ National Market on the trading day completed on the Closing Date (or, if the Closing Date occurs on a day on which the NASDAQ National Market is closed, on the last day on which such market is open that precedes the Closing Date), and (2) the “Non-Stock Consideration” shall mean the sum of (a) the Cash Consideration (other than cash that is transferred into the Escrow Account), (b) any cash to be paid in lieu of fractional shares pursuant to Section 1.6(g), (c) any cash to be paid to holders of Dissenting Shares (which for each share of Company Preferred Stock shall be deemed to equal the Per-Share Preference Amount, and for each share of Company Common Stock shall be deemed to equal the Common Stock Amount divided by the number of shares of Company Common Stock issued and outstanding at the as of the Effective Time), (d) any cash or the fair market value of any property that is distributed, transferred, or paid by the Company to its stockholders and that satisfies the requirements set forth in Treasury Regulation Section 1.368-1(e)(1)(ii), and (e) any other cash (other than cash that is transferred into the Escrow Account) or property (other than shares of Parent Common Stock) that is transferred, paid or distributed by Parent (or any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to Stockholders in exchange for shares of Company Common Stock or Company Preferred Stock in connection with the Merger.  If an adjustment occurs pursuant to this Section 1.6(h), then the percentage of Stock Consideration and Cash Consideration deposited into the Escrow Fund pursuant to Section 1.8 shall be adjusted equal the same percentages as the percentages of Merger Consideration comprising Cash Consideration and Stock Consideration as so adjusted, valuing the Stock Consideration using the Average Closing Price.

1.7                                 Dissenting Shares.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, any shares of Company capital stock held by a holder who properly exercises and perfects dissenters’ or appraisal rights for such shares in accordance with Section 262 of the DGCL or Chapter 13 of the  CGCL or and who does not effectively withdraw or lose such dissenters’ or appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are expressly specified in Section 262 of the DGCL or Chapter 13 of the CGCL.

(b)                                 Notwithstanding the provisions of the preceding subparagraph (a), if any holder of Dissenting Shares shall effectively withdraw or lose such holder’s dissenters’ or appraisal rights (by failing to properly perfect the same or otherwise), then, as of the occurrence of such event, such holder’s shares of Company capital stock automatically shall be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6, without interest thereon, upon surrender of the certificates representing such shares.

(c)                                  The Company shall give Parent and the Stockholder Agent (as defined in Section 7.2(h)) (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL or the CGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.  To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover from the Escrow Fund (as defined below) pursuant to the provisions of Article VII hereof the aggregate amounts by which any such Dissenting Shares payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such shares.

1.8                                 Establishment of Escrow; Interest and Dividends.

(a)                                  At the Effective Time, Parent shall deposit into a general escrow account established pursuant to Article VII below (the “Escrow Fund”) a portion of the Merger Consideration in an amount equal to $5,800,000 (the “Escrow Amount”).  Subject to any adjustment required pursuant to Section 1.6(h), one half of the Escrow Amount shall be withheld from the Cash Consideration and one half of the Escrow Amount shall be withheld from the Stock Consideration, valuing the Stock Consideration using the Average Closing Price.  The Escrow Amount, and any interest earned thereon, shall be maintained in a separate account and disbursed as provided in Article VII.  The portion of the Escrow Amount deposited on behalf of each Stockholder shall be in proportion to the aggregate amount of Merger Consideration payable in the Merger to such Stockholder on account of such Stockholder’s shares of Company Common Stock or Company Preferred Stock pursuant to Section 1.6 (such respective amounts, the “Proportionate Interests”), and the portion of each Stockholder’s Stock Consideration and Cash Consideration deposited into the Escrow Fund shall be determined by such Stockholder’s percentage of Merger Consideration comprising Stock Consideration and the percentage of Merger Consideration comprising Cash Consideration, respectively, with Stock Consideration valued at the Average Closing Price, such that the aggregate amount held in the Escrow Fund consists one half of Cash Consideration and one half Stock Consideration subject to any adjustment required pursuant to Section 1.6(h).

(b)                                 Any interest accruing on the Escrow Amount shall be held in the Escrow Fund and available to cover claims for Losses until distributed upon termination of the Escrow Fund, as provided in Article VII.  Any such interest shall be distributed to Parent (to the extent earned or paid with respect to cash in the Escrow Fund distributed to Parent to cover Losses pursuant to Article VII) or based on the Proportionate Interests to the respective Stockholders on whose behalf a portion of the Merger Consideration was deposited in the Escrow Fund (to the extent earned or paid with respect to cash ultimately distributed to such respective Stockholders upon termination of the Escrow Fund), such that any interest earned on any cash in the Escrow Fund generally follows the ultimate recipient of the cash on which such interest was earned.

1.9                                 Surrender of Certificates; Payment of Merger Consideration and Employee Bonus Payments.

(a)                                  Merger Consideration.  On the Closing Date, Parent shall deposit the Cash Consideration and the Stock Consideration (less the Escrow Amount) with the party (which may be Parent) that Parent designates as the exchange agent for the Merger (the “Exchange Agent”).  In addition, Parent shall separately deposit the Escrow Amount into the Escrow Fund on behalf of the holders of Company capital stock otherwise entitled thereto, as provided in Section 1.8.

(b)                                 Exchange Procedures.  Subject to Section 1.8(a), as promptly as practicable after the execution of this Agreement and prior to the Effective Time, Parent shall cause to be delivered to each holder of record of outstanding Company Common Stock and Company Preferred Stock (the instruments representing the same, “Certificates”) (A) a letter of transmittal in the form attached hereto as Exhibit E and (B) instructions for using the letter of transmittal to effect the surrender of Certificates for cancellation in exchange for the Merger Consideration to which the holder is entitled (less any portion of the Merger Consideration deposited into the Escrow Fund on behalf of such holder).  Upon surrender of a Certificate to Parent or any agent appointed by Parent for such purpose, together with a duly completed and validly executed letter of transmittal, the surrendering holder shall be entitled to receive the applicable Merger Consideration specified in Section 1.6 (subject to the escrow and claim for Losses provisions of Section 1.8 and Article VII), which amount shall be paid as promptly as reasonably practicable by the Exchange Agent after such surrender.  Until properly surrendered and cancelled, each outstanding Certificate representing Company capital stock prior to the Effective Time will be deemed to evidence only the right to receive the portion of the Merger Consideration payable in respect of each such share pursuant to the Merger from and after the Effective Time (subject to the escrow and claim for Losses provisions of Section 1.8 and Article VII).  As provided in the letter of transmittal, by executing and delivering the same, each Stockholder will acknowledge and agree to perform the obligations attributed to the Stockholders hereunder and the indemnification obligations with respect to actions and Losses of the Stockholder Agent (as set forth in Section 7.2(h) hereof) and shall confirm the appointment of the Stockholder Agent.

(c)                                  Transfers of Ownership.  If any Merger Consideration is to be paid or allocated to a person other than the holder in whose name the Certificate surrendered is registered, it will be a condition of the payment or allocation thereof that the Certificate so surrendered must be properly endorsed and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(d)                                 No Liability.  Notwithstanding anything to the contrary in this Article I, none of Parent, the Company or the Surviving Entity shall be liable to any holder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.10                           No Further Ownership Rights in Company Capital Stock.  The Merger Consideration delivered to the Exchange Agent or deposited into the Escrow Fund in accordance with the terms hereof shall be deemed to have been issued in full payment and satisfaction of all rights pertaining thereto.  There shall be no further registration of transfers on the records of the Surviving Entity of any Company Common Stock, Company Preferred Stock, Company Options or Company Warrants which were outstanding immediately prior to the Effective Time.  If Certificates are presented to the Surviving Entity for any reason after the Effective Time, such Certificates immediately shall be canceled and exchanged as provided in this Article I (subject to the escrow and indemnification provisions of Section 1.8 and Article VII).

1.11                           Lost, Stolen or Destroyed Certificates.  If any Certificates have been lost, stolen or destroyed, Parent shall pay such portion of the Merger Consideration (less any amounts deposited into the Escrow Fund on behalf of the holder) as may be required pursuant to this Article I in exchange for such lost, stolen or destroyed Certificates promptly following receipt of an affidavit in a form satisfactory to Parent of that fact; provided, however, that Parent may, in its discretion and as a condition precedent to such payment or issuance require the owner of any such lost, stolen or destroyed Certificates to deliver a bond or the amount of the premium for an insurance policy (at such owner’s sole cost and expense) in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Entity with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.12                           Necessary Actions; Further Action.  If any further action is necessary or desirable at any time after the Effective Time to carry out the purposes of this Agreement and to vest full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub in the Surviving Entity or to vest Parent with a 100% ownership interest in the Surviving Entity, the officers and directors of the Surviving Entity are fully authorized in the name of the Company and the Surviving Entity or otherwise to take, and the Surviving Entity shall cause such persons to take, all such lawful, necessary or desirable action so long as such action is not inconsistent with this Agreement.

1.13                           Fluctuations in Market Price of Parent Common Stock.  Parent and the Company acknowledge that the market price of the Parent Common Stock may fluctuate significantly.  The potential risk of increases or decreases in the price of Parent Common Stock has been taken into account in connection with the negotiation of the amount of cash and Parent Common Stock to which Stockholders will be entitled in the Merger and the conditions on which they will become so entitled.

1.14                           Required Deductions and Withholding.  Parent, the Surviving Entity and, if applicable, the Escrow Agent and Stockholder Agent, shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any Stockholder such amounts as may be required to be deducted or withheld therefrom under any provision of state, local or foreign Tax law or pursuant to any other applicable legal requirement.  Any amounts required to be deducted or withheld with respect to consideration other than cash may, in Parent’s discretion, be deducted and withheld from cash consideration otherwise payable to such Stockholder.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid absent such deduction or withholding.

1.15                           Tax Consequences of the Merger.  The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Each of the parties hereto agrees to cooperate in order to cause the Merger to qualify as a reorganization under Section 368(a) of the Code, and to report the Merger for federal and state income tax purposes in a manner consistent with such characterization.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows, subject only to those exceptions in the disclosure letter dated the date hereof supplied by Company to Parent relating to specific sections of the following representations and warranties (the “Company Schedule”):

2.1                                 Organization and Qualification; Subsidiaries, Interests and Joint Ventures.  For purposes of this Article II, unless otherwise specified, all references to the Company in this Article II also include its direct and indirect subsidiaries.  Each of the Company and its subsidiaries (as set forth in Section 2.1 of the Company Schedule) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Each of the Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted.  Each of the Company and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not have Company Material Adverse Effect.  Section 2.1 of the Company Schedule sets forth each jurisdiction in which the Company or any subsidiary is qualified, registered, licensed or admitted to do business and separately lists each other jurisdiction in which the Company or any subsidiary owns, uses, licenses or leases material assets or properties or conducts business, has employees or engages independent contractors.  The Company has delivered to Parent true and correct copies of the Certificate of Incorporation and Bylaws or other organizational and governing documents, as applicable, of the Company and each of its subsidiaries, each as amended to date and currently in effect.  Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational and governing documents.  The Company does not directly or indirectly own any equity or similar interest and is not a participant in, any corporation, partnership, joint venture or other business association or entity.

2.2                                 Company Capital Structure.

(a)                                  Authorized and Outstanding Capital Stock.  The authorized capital stock of the Company consists of (i) 15,000,000 shares of Company Common Stock, of which 4,841,529 shares are issued and outstanding, and (ii) 10,191,773 shares of Company Preferred Stock, of which 5,358,146 shares are designated as Series A Preferred, 422,999 of which are issued and outstanding; 3,987,631 shares are designated as Series A-1 Preferred, 2,114,991 of which are issued and outstanding; and 845,996 shares are designated as Series A-2 Preferred, all of which are issued and outstanding.  Each share of Series A-1 Preferred and Series A-2 Preferred is convertible into one share of Series A Preferred; each share of Company Preferred Stock is convertible into one share of Company Common Stock; and all outstanding shares of Company Preferred Stock are convertible, in the aggregate, into 3,383,986 shares of Company Common Stock.  Other than the Company Preferred Stock and the Company Common Stock set forth above, the Company has no other class or series of capital stock or other equity or voting securities (or rights to acquire the same) issued or outstanding or reserved for issuance, and other than the Company Common Stock and Company Preferred Stock described above, the Company has no other class or series of capital stock or other equity or voting securities authorized.  Section 2.2(a) of the Company Schedule lists each respective record holder of Company Common Stock and Company Preferred Stock (and each beneficial holder Known to the Company, if different from the record holder), including the number of shares held by each such holder and the state or jurisdiction or residence of the holder as listed in the Company’s records, and the terms of any repurchase rights of the Company with respect to any such shares.  The Company does not have the right to repurchase any shares of Company Common Stock or Company Preferred Stock from the holder thereof upon termination of the employment of such holder.  The Company shall deliver an updated copy of such list at the Closing current as of the Closing Date.

(b)                                 Status of Outstanding Capital Stock.  All outstanding shares of the capital stock of the Company and each of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were issued in accordance with all applicable federal, state and foreign securities laws.  All outstanding shares of the capital stock of the Company and each of its subsidiaries were issued, and are free and clear of all liens, charges, claims, security interests or other encumbrances of any sort (“Liens”), other than restrictions on transfer imposed by federal or state securities law, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company or any subsidiary is a party or by which the Company or any subsidiary or their respective assets or properties are or may be bound.  Except as set forth in Section 2.2(b) of the Company Schedule, the Company and its subsidiaries are not, and to the Company’s Knowledge, none of the holders of Company Preferred Stock or Paul Crawford is, a party to any oral or written agreement, arrangement or other commitment that directly or indirectly grants or creates any right of negotiation, right of first refusal, right of first or last offer or similar arrangement in connection with the Merger or the other transactions contemplated hereby.  Except as set forth in Section 2.2(b) of the Company Schedule, to the Company’s Actual Knowledge, none of the holders of Company Common Stock other than Paul Crawford is a party to any oral or written agreement, arrangement or other commitment that directly or indirectly grants or creates any right of negotiation, right of first refusal, right of first or last offer or similar arrangement in connection with the Merger or the other transactions contemplated hereby.  Except as set forth in Section 2.2(b) of the Company Schedule, neither the Company nor any subsidiary is a party to any arrangement, agreement or instrument pursuant to which the Company or such subsidiary may elect to satisfy its obligations by issuing capital stock or other securities.

(c)                                  Company Options.  Section 2.2(c) of the Company Schedule sets forth a list of all outstanding Company Options, including the names and positions of the respective holders thereof, the number and type of securities issuable upon exercise, the exercise price for such underlying securities, the plan or arrangement pursuant to which the Company Options were granted, whether such Company Options are incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or options that are not ISOs, and the vesting status of such Company Options (including the number of shares vested and unvested to date and a description of all circumstances in which the vesting schedule can or will be accelerated).  The Company shall deliver an updated copy of such list at the Closing current as of the Closing Date.  All Company Options have been issued to directors, employees and consultants of the Company pursuant to the Company’s 2001 Stock Incentive Plan or the 1999 Stock Option Plan (collectively, the “Company Plans”).  As of the date hereof, the total number of shares of Company Common Stock authorized for issuance pursuant to Company Options granted pursuant to the Company Plans is 4,754,000, of which Company Options to purchase 4,221,416 shares of Company Common Stock currently are issued and outstanding.  Except as set forth in Section 2.2(c) of the Company Schedule, all Company Options granted pursuant to the Company Plans (and all shares of Company Common Stock issued upon exercise thereof) were issued in compliance with the terms and requirements of the applicable Company Plans and the requirements of applicable federal, state and foreign securities laws.  There are no other outstanding Company Options or oral or written agreements, arrangements or understandings to which the Company is a party requiring the Company to issue any Company Options or any securities or rights exercisable or exchangeable for, or convertible into, shares of Company capital stock or other voting securities.  The terms of each of the Company Plans contemplate the assumption by Parent of all outstanding Company Options as contemplated by this Agreement, without the consent or approval of such holders of Company Options, and, except as set forth in Section 2.2(c) of the Company Schedule, such action will not result in liability of the Company or

Surviving Entity or any acceleration of the exercise schedule or vesting provisions, or otherwise result in any changes in or to the terms, of such Options or the agreements or arrangements related thereto.  The Company has provided Parent true and correct copies of all Company Plans and all agreements and arrangements related to or issued under such Company Plans, in each case as amended to date and in effect.  There are no currently pending or contemplated amendments, modifications or supplements to any of the Company Plans or any such agreements or arrangements.  No subsidiary of the Company has any options or similar rights to acquire capital stock or other securities authorized, issued or outstanding, nor has any such subsidiary entered into any agreement, arrangement or implemented any stock incentive, stock option or other plan or arrangement pursuant to which such subsidiary may or is obligated to issue any such options or other securities.

(d)                                 Company Warrants.  Section 2.2(d) of the Company Schedule sets forth a description of all outstanding Company Warrants or similar rights or securities exercisable to acquire Company capital stock or other securities or any capital stock or other securities of any subsidiary, including the names and positions of the respective holders thereof, the number and type of securities issuable upon exercise and the exercise price for such underlying securities.  The Company shall deliver an updated copy of such list at the Closing current as of the Closing Date.  Except as set forth on Section 2.2(d) of the Company Schedule,  neither the Company nor any subsidiary is a party to any agreement, arrangement or understanding pursuant to which the Company or any such subsidiary is or may be obligated to issue Company Warrants or similar rights or securities exercisable to acquire Company capital stock or other securities or any capital stock or other securities of any subsidiary.

(e)                                  Reserved Shares.  The Company has reserved an aggregate of 4,754,000 shares of Company Common Stock for issuance upon exercise of Company Options granted under the Company Plans, of which 2,373,897 shares are subject to outstanding vested Company Options, 1,847,519 shares are subject to outstanding unvested Company Options and 513,459 shares remain available for future grant.  Except as set forth above, there are no other shares of Company capital stock or voting securities authorized or reserved for issuance.

(f)                                    No Other Derivative Securities or Rights.  Except for the Company Options and the Company Warrants, there are no oral or written options, warrants, puts, calls, preemptive rights, rights of first or last refusal, rights of negotiation, commitments, transactions, arrangements, understandings or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, repurchase or redeem, or cause to be issued, delivered, sold, purchased, repurchased or redeemed, any shares of Company capital stock or other securities or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, put, call, right, commitment, transaction, arrangement, understanding or agreement.

(g)                                 No Outstanding Debt Securities.  Neither the Company nor any of its subsidiaries has any authorized or issued debt securities or other instruments of indebtedness outstanding.

(h)                                 Employee Bonus Arrangements.  Except as set forth in Section 2.2(h) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any oral or written arrangements, agreements or understandings pursuant to which the Company, any subsidiary, or any successor thereto or acquiror thereof is or may become obligated to make any compensatory, bonus, severance or other payments to past or current employees, consultants, agents or representatives of the Company or any subsidiary as a result of the Merger, this Agreement, or any of the transactions contemplated hereby.

2.3                                 Subsidiaries.  The Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares owned by the Company (a) are duly authorized, validly issued, fully paid and nonassessable and (b) are owned by the Company free and clear of all Liens or rights of others.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or exercisable or convertible securities or other commitments, transactions, arrangements, understandings or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, repurchase, redeem or otherwise acquire any such securities.

2.4                                 Authority.

(a)                                  The Company has full corporate power and authority to execute and deliver this Agreement and any other agreements or instruments contemplated hereby to which the Company is or will be a party (collectively, the “Ancillary Agreements”), to observe and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject only to the requisite approval of the Merger and this Agreement by the Stockholders.  The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the observance and performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no further or other action of the Company or its Board of Directors is required with respect to the foregoing.  The Company’s Board of Directors has unanimously approved the Merger, this Agreement and each Ancillary Agreement.  This Agreement has been (and each Ancillary Agreement upon the execution and delivery thereof will be) duly and validly executed and delivered by the Company, and each constitutes (or will constitute upon execution and delivery) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)                                 The only vote required (the “Required Vote”) for the Stockholders to duly approve the Merger and this Agreement under the applicable provisions of the DGCL, the CGCL and the Company’s Certificate of Incorporation and Bylaws is the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock, voting as a class, and (ii) the holders of a majority of the outstanding shares of Company Preferred Stock, as voting as a class.  The Company is not a party or subject to any agreement, arrangement or understanding and, to the Company’s Knowledge, there is no agreement, arrangement or understanding that restricts or relates to voting (other than the Voting Agreements executed and delivered by certain Stockholders prior to the date hereof), giving of written consents, dividend rights or restrictions on transfer of any

Company voting securities, including any voting trust or any valid and outstanding or irrevocable proxy agreement or arrangement to which any of the holders of Company Preferred Stock or Paul Crawford is a party or by which any of them are bound.  To the Company’s Actual Knowledge, there is no agreement, arrangement or understanding that restricts or relates to voting (other than the Voting Agreements executed and delivered by certain Stockholders prior to the date hereof), giving of written consents, dividend rights or restrictions on transfer of any Company voting securities, including any voting trust or any valid and outstanding or irrevocable proxy agreement or arrangement to which any of the holders of Company Common Stock other than Paul Crawford is a party or by which any of them are bound.

(c)                                  The execution and delivery of this Agreement and the Ancillary Agreements by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event or consequence, a “Conflict”):

(i)                                     any provision of the Certificates of Incorporation, Bylaws or similar organizational or governing documents of the Company; or

(ii)                                  any mortgage, indenture, lease, contract or other agreement or instrument to which the Company or any subsidiary is a party or by which any of their respective assets or businesses are bound (in each case, subject to the Company obtaining all Requisite Consents (as defined in Section 2.12 below) relating to such agreements and instruments), permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

(d)                                 Except for filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

2.5                                 Company Financial Statements; Working Capital Deficit Calculations.  Section 2.5 of the Company Schedule sets forth (i) an audited consolidated balance sheet of the Company as of December 31, 2002, and the related audited consolidated income statement of the Company for its fiscal year ended December 31, 2002, accompanied by the auditors report thereon and (ii) the unaudited consolidated balance sheet of the Company as of August 31, 2003 and the schedules thereto (the “Current Balance Sheet”) and the related unaudited consolidated income statement for the eight-month period then ended (collectively, the “Company Financials”).  The Company Financials (i) are in accordance with the books and records of the person to which they relate (ii) are complete and correct in all material respects and (c) have been prepared in accordance with GAAP consistently applied for the periods presented, except as to the unaudited Company Financials, for the omission of notes thereto and normal year-end audit adjustments, which will not be material individually or in the aggregate.  The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate.  The Preliminary Working Capital Calculation is true, complete and correct and accurately reflects the amount of any Working Capital as of August 31, 2003.  The Closing Date Working Capital Calculation will be true, complete and correct and accurately reflect the amount of any Working Capital as of the last day of the month immediately preceding the month in which the Closing occurs.

2.6                                 No Undisclosed Liabilities.  Except as set forth in Section 2.6 of the Company Schedule or another section of the Company Schedule, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $10,000 individually or $50,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) that are not clearly disclosed, in reasonable detail, in the Current Balance Sheet.

2.7                                 No Changes.  Since August 31, 2003, except as set forth in Section 2.7 of the Company Schedule, the Company has conducted its business in the ordinary course and consistent with past practices and there has not been, occurred or arisen:

(a)                                  any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect (as defined below);

(b)                                 any acquisition, sale, lease, license or transfer of any material asset, property or right of the Company;

(c)                                  any capital expenditure or commitment by the Company, in excess of $10,000 individually or $100,000 in the aggregate;

(d)                                 any destruction of, damage to or loss of any material assets or properties (whether or not covered by insurance) or business or customer of the Company;

(e)                                  any change in the Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates) or any restatement of financial statements or revaluation by the Company of any of its assets, properties or rights;

(f)                                    any declaration, setting aside, or payment of a dividend or other distribution with respect to the securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock or other securities;

(g)                                 the execution and delivery of any material contract by the Company (other than online click-through contracts entered into by customers (including advertiser and publisher customers) of the Company that are not one of the Company’s top 20 advertisers or publishers), or any amendment or termination of, or violation or default under, any material contract, agreement, arrangement or license to which the Company is a party or by which the Company or its assets or properties are or may be bound;

(h)                                 any amendment or change to the Certificate of Incorporation, Bylaws or other organizational or governing documents of the Company other than an amendment or change in connection with the Merger approved in writing by Parent;

(i)                                     any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its respective directors, employees, consultants or advisors, or any declaration, payment or commitment or obligation to pay any bonus or other additional salary or compensation (including equity) to any such person;

(j)                                     any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(k)                                  any change of any Tax (as defined in Section 2.8 below) election or settlement or compromise of any material state, local or foreign Tax liability;

(l)                                     any loan by the Company to any person or entity (other than the advancement or reimbursement of business expenses to employees in immaterial amounts in the normal course of business), or the incurrence by the Company of any indebtedness, the guarantee by Company of any indebtedness, issuance or sale of any debt securities of the Company or any agreement to guarantee or act as a surety with respect to any payment obligations or debt securities of any other party;

(m)                               any waiver or release of any right or claim of or in favor of the Company, including any write-off or other compromise of any account receivable of, or debt owed to, the Company in excess of $10,000 individually or $50,000 in the aggregate;

(n)                                 any commencement or notice or, to the Knowledge of Company, any threat of the commencement of any lawsuit or proceeding against or investigation of the Company or its business or affairs;

(o)                                 any notice of any claim of ownership by a third party of the Company Intellectual Property (as defined in Section 2.11 below) or any allegations that the Company is infringing or has infringed upon any third party’s Intellectual Property Rights;

(p)                                 any issuance or sale by the Company of any shares of capital stock or any other securities (other than the issuance of Company Common Stock upon the exercise of Company Options); or

(q)                                 any negotiation or agreement by the Company to do any of the foregoing (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, effect, occurrence or state of facts that individually or in the aggregate has or could reasonably be expected to result in a materially adverse effect on the business, assets, liabilities, capitalization, condition (financial or other), prospects or results of operations of the Company and its subsidiaries taken as a whole, except any such change, event or effect resulting primarily from (i) general conditions (including changes in economic, financial market, regulatory or political conditions)

affecting the industry in which the Company participates that do not disproportionately affect the Company compared to other persons operating in the same industry or (ii) actions taken, delayed or omitted to be taken by the Company at the written request of Parent in accordance with Section 4.2 after the date hereof and prior to the earlier of (x) the Termination Date and (y) the Effective Time.

2.8                                 Tax and Tax Returns.

(a)                                  Definitions.  For purposes of this Agreement:

(i)                                     “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

(ii)                                  “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(b)                                 (i)                                     The Company and its subsidiaries have timely filed all Tax Returns they are required to have filed.  All Tax Returns filed by the Company and its subsidiaries are true, correct and complete in all material respects and no such Tax Return contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).  To the extent the Company did not file a Tax Return in any jurisdiction or for any specific period, the Company did so because it had no liability for Taxes in that jurisdiction or for that time period, as the case may be.

(ii)                                  The Company and its subsidiaries timely paid all Taxes that have become due or payable (whether or not shown on a Tax Return) and have adequately reserved in the Company Financials in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the date hereof.  The Company and its subsidiaries have no present or contingent liability for Taxes, other than Taxes reflected on the Company Financials or incurred in the ordinary course of business since the date of the Current Balance Sheet in amounts consistent with prior years adjusted to reflect changes in operating results of the Company and its subsidiaries.  The Company does not know of any basis for the assertion by a taxing authority of a Tax deficiency against the Company or any subsidiary.  Section 2.8(b)(ii) of the Company Schedule sets forth all material elections made or deemed made with respect to Taxes of the Company or any of its subsidiaries for all taxable periods beginning on or after January 1, 1999.

(iii)                               No claim for assessment or collection of Taxes is presently being asserted against the Company or any of its subsidiaries, there is no presently pending audit, examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has Knowledge that any such action or proceeding is being contemplated.  Section 2.8(b)(iii) of the Company Schedule sets forth (x) all material claims for Taxes that have been asserted against the Company or any of its subsidiaries since the inception of the Company and (y) all other claims for Taxes that have been asserted against the Company or any of its subsidiaries with respect to any period commencing on or after January 1, 1998.  Neither the Company nor any of its subsidiaries is a party to or bound by any closing or other agreement with any Governmental Entity with respect to Taxes.

(iv)                              Neither the Company nor any of its subsidiaries is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(v)                                 Neither the Company nor any of its subsidiaries has been a member of any affiliated group filing a consolidated federal income Tax Return or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which has at all times been the Company) or has any liability for the Taxes of any other person (other than an entity that is a member of the consolidated group of corporations that has at all times had the Company as its common parent) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi)                              Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, and the Company has no Knowledge that the Internal Revenue Service has proposed any such adjustment or a change in any accounting method used by the Company or any of its subsidiaries.  The Company and its subsidiaries use the accrual method of accounting for federal income tax purposes.  Neither the Company nor any of its subsidiaries has taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period prior to the Effective Time to a period following the Effective Time.

(vii)                           None of the assets of the Company or any subsidiary of the Company (A) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) is property which is required to be treated as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former section 168(f)(8) of the Code; or (C) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(viii)                        Section 2.8(b)(viii) of the Company Schedule sets forth, with respect to the Company and each of its subsidiaries, whether such entity is engaged in business, has a permanent establishment (as defined in an applicable tax treaty between the United States and such other jurisdiction) or is otherwise subject to Tax in a jurisdiction other than the United States, and identifies such jurisdiction with respect to each such entity.

(ix)                                Neither the Company nor any subsidiary of the Company is subject to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax.  No power of attorney or similar grant of authority is in place with respect to the Company or any of its subsidiaries.

(x)                                   Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(xi)                                Neither the Company nor any of its subsidiaries has in effect an election under Section 341(f) of the Code.

(xii)                             There are no Tax Liens on any assets of the Company or any of its subsidiaries, other than Liens for Taxes not yet due and payable.

(xiii)                          Neither the Company nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(xiv)                         Each Company Stock Option identified as an ISO in Section 2.2(c) of the Company Schedule or otherwise purporting to be an ISO has at all times since the issuance of such Company Stock Option qualified as an “incentive stock option” as such term is defined in Section 422 of the Code, and immediately prior to the Effective Time will be held by a person whose exercise of such Company Stock Option would be governed by Section 421(a) of the Code (determined without regard to Section 422(a)(1) of the Code).  Valid elections under Section 83(b) of the Code are in effect with respect to all shares of Company capital stock subject to repurchase rights or other restrictions.

(xv)                            Except as provided in Section 2.8(b)(xv) of the Company Schedule, none of the Company or any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.  Section 2.8(b)(xv) of the Company Schedule sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any subsidiary owns an equity interest.

(xvi)                         Neither the Company nor any subsidiary is, has been, or has owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code.  No subsidiary that is not a United States person (A) has engaged (or been treated as engaged) in the conduct of a trade or business within the United States or (B) has had an investment in “United States property” within the meaning of Section 956(c) of the Code.  Neither the Company nor any subsidiary is, or at any time has been, impacted by (x) the dual consolidated loss provisions of the Section 1503(d) of the Code, (y) the overall foreign loss provisions of Section 904(f) of the Code or (z) the recharacterization provisions of Section 952(c)(2) of the Code.

2.9                                 Restrictions on Business Activities.  There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice or activities of the Company or any subsidiary (or the Surviving Entity or any such subsidiary after the Merger), any lease, licenses or acquisition of any assets or property (tangible or intangible) by the Company or any subsidiary (or the Surviving Entity or any such subsidiary after the Merger) or the conduct of the business as conducted and proposed to be conducted by the Company or any subsidiary (or the Surviving Entity or any such subsidiary after the Merger).

2.10                           Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)                                  The Company does not own a fee interest in any real property, nor has it ever owned a fee interest in any real property since its inception.  Section 2.10(a) of the Company Schedule sets forth a list of all real property currently, or at any time in the past, leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease.  All such current real property leases are in full force and effect, are valid and effective in accordance with their respective terms, may be enforced by the Surviving Entity as the lessee after the Merger, and there are no existing defaults or events of default (or events which with notice or lapse of time, or both, would constitute a default) by the Company or its subsidiaries thereunder, or to the Knowledge of the Company, by any other party thereto.

(b)                                 The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business.  All such owned properties and assets are free and clear of any Liens, except as reflected in the Company Financials and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.  All such leased assets and properties are free and clear of any Liens which would interfere with, restrict or prohibit the valid use of such leased assets or properties by the Surviving Entity after the Merger in accordance with the leases related thereto and for the purposes for which the Company initially leased, and currently uses and proposes to use, such leased assets and properties.  After the Closing Date, the Surviving Entity will be entitled to the continued possession and use of the personal property leased by the Company, for the terms specified in such leases and for the purposes consistent with the past practices of the Company.

(c)                                  All equipment (the “Equipment”) owned or leased by the Company, taken as a whole, (i) is adequate for the conduct of the business of the Company as currently conducted and proposed to be conducted (including by the Surviving Entity after the Merger), (ii) is regularly and properly maintained in accordance with the manufacturer’s recommendations and any lessor’s guidelines, (iii) is in good operating condition, subject only to normal wear and tear for the age and usage of such respective Equipment, and (iv)  except for failures to comply as would not result in liability to the Company in excess of $10,000 individually or $50,000 in the aggregate, complies with all applicable laws and regulations relating to such Equipment and the use thereof by the Company (and the Surviving Entity after the Merger).

2.11                           Intellectual Property.

(a)                                  Definitions.  For purposes of this Agreement, the following terms have the following respective meanings:

(i)                                     “Intellectual Property Rights” means any and all of the following and any and all rights in, arising out of, or associated therewith: (A) all United States and foreign issued patents and utility models and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, and continuations thereof, and all equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures (“Patents”); (B) all trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (C) all copyrights, published or unpublished, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (D) all industrial designs and any registrations and applications therefor throughout the world (“Designs”); (E) all rights in World Wide Web addresses and domain names and applications and registrations therefor; all trade names, logos, symbols, registered and common law trademarks and service marks, intent-to-use applications, and other applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (F) moral rights, publicity rights, mask works and any other proprietary, intellectual or industrial proprietary rights of any kind or nature that do not compromise or are not protected by the Patents, Trade Secrets, Copyrights or Trademarks; and (G) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ii)                                  “Company Intellectual Property” means any and all Intellectual Property Rights owned by the Company or which the Company has the right to use pursuant to written license, sublicense, agreement or permission, that have been used by the Company in any Company Products or are used by the Company or related to, or arise out of the operation or conduct of the business of the Company as currently conducted and currently proposed to be operated or conducted (including by the Surviving Entity after the Merger).

(b)                                 Section 2.11(b) of the Company Schedule contains a complete and accurate list (by name and version number) of all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by the Company or which the Company intends to sell, license, or distribute in the future, including any products or service offerings under development (collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by the Company since incorporation, the “Company Products”).

(c)                                  Section 2.11(c) of the Company Schedule lists: (i) all Company Intellectual Property that consists of Patents, Copyrights, Designs or Trademarks, identifying for each, if applicable, (A) the application or registration number, (B) the filing or registration date, (C) the owner of record and whether owned exclusively by the Company, and (D) the status of the application or registration; (ii) any prior or current proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Intellectual Property; and (iii) any actions that must be taken by the Company in the next one hundred eighty (180) days or by the Surviving Entity as the successor to (or assignee of) the Company within one hundred eighty (180) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, affidavits of use, incontestability filings, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property.

(d)                                 The Company has obtained from each third party who, at the request or the direction of the Company, developed or otherwise created any Company Intellectual Property, a written assignment transferring to the Company all rights, title and interest in and to all such Company Intellectual Property.

(e)                                  The Company has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Intellectual Property.

(f)                                    All Company Intellectual Property is fully transferable, assignable or licensable, as applicable without condition or restriction and without payment of any kind to any third party.

(g)                                 The Company has not received any written notice or claim, or, to the Knowledge of the Company, oral notice or claim, challenging or questioning the Company’s ownership in any Company Intellectual Property that is owned by the Company (or written notice of any claim challenging or questioning the ownership in any licensed Company Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the Company’s Knowledge, is there a reasonable basis for any such claim.  Neither the Company’s use of the Company Intellectual Property nor the production and sale of the Company Products infringes the intellectual property or other rights of others.

(h)                                 All Intellectual Property Rights owned by the Company are owned free and clear of all Liens.

(i)                                     Except as set forth in Section 2.11(i) of the Company Schedule, the Company has not pledged or granted any license or other right in or to any Company Intellectual Property to any third party.

(j)                                     All Intellectual Property Rights embodied in the Company Products were created solely by either: (i) employees of the Company acting within the scope of their employment (all of whom have assigned all rights, title and interest in and to such Intellectual Property Rights to the Company); or (ii) by third parties who have assigned, or agreed to assign, all right, title and interest in and to such Intellectual Property Rights to the Company.

(k)                                  The Company Intellectual Property constitutes all Intellectual Property Rights used in or necessary in the operation or conduct of the Company’s business as currently conducted and proposed to be conducted by the Company (and the Surviving Entity after the Merger), including the design, development, promotion, sale, license, manufacture, import, export, use or distribution of any and all Company Products.  Without limiting the generality of the foregoing, the Company has the right to freely transfer or assign such Intellectual Property Rights to the Surviving Entity, if necessary or desirable, the Company has the right to use (and the Surviving Entity will after the Merger have the right to use), pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of the Company Products.

(l)                                     Section 2.11(l) of the Company Schedule contains a list of all technology platforms used by the Company.  No person who has licensed any Intellectual Property Rights to the Company has ownership, beneficial, license or other rights to improvements made by the Company with respect to such Intellectual Property Rights.  The Company is entitled to freely use and exploit (and the Surviving Entity will be entitled to freely use and exploit) any and all such improvements.

(m)                               Except as set forth in Section 2.11(m) of the Company Schedule, the Company has not received any written notice or claim, or, to the Knowledge of the Company, oral notice or claim, from any third party claiming that the operation of the business of Company as currently conducted or proposed to be conducted (including by the Surviving Entity after the Merger) or that any Company Product infringes, misappropriates, violates, dilutes or constitutes the unauthorized use of any valid or enforceable right of any third party, including any Intellectual Property Right of any third party, nor is there a reasonable basis for any such claim of infringement or any claim that the Company does not own any of the Company Intellectual Property owned by the Company free and clear of all Liens.

(n)                                 Except as set forth in Section 2.11(n) of the Company Schedule, no Company Intellectual Property or Company Product has been or is subject to any actual or, to the Knowledge of the Company, threatened litigation, proceeding (including any proceeding in the PTO or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the Company’s (or the Surviving Entity’s) use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof.  There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision which obligates the Company (or will obligate the Surviving Entity) to grant licenses or ownership interest in any future Intellectual Property Right related to the operation or conduct of the business of the Company (or the Surviving Entity after the Merger) or the Company Products.

(o)                                 Section 2.11(o) of the Company Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property Rights (including any Company Intellectual Property).  Section 2.11(o) of the Company Schedule specifically indicates which contracts, licenses or agreements represent or include outbound licenses of Company Products in source code format.  The Company is not in material breach of, nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company’s Knowledge, no third party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(p)                                 There is no outstanding or, to the Knowledge of the Company, threatened, dispute or disagreement of which the Company is aware with respect to any contract, license or agreement between the Company and any third party related to the Company Intellectual Property.

(q)                                 The Company has no Knowledge that any third party is infringing, misappropriating, diluting or violating any Company Intellectual Property and no such claims have been brought against any third party by the Company.

(r)                                    Except as set forth in Section 2.11(r) of the Company Schedule, the Company has taken all steps that are reasonably required to protect: (i) the Company’s rights in all Company Intellectual Property; and (ii) all Intellectual Property Rights of others as to which the Company has an obligation or duty to protect the same.  Without limiting the generality of the foregoing, the Company has, and takes all reasonable measures to enforce, a policy requiring each employee, consultant and independent contractor to execute written proprietary information, confidentiality and assignment of invention and copyright agreements, that: (A) assign to the Company all right, title and interest in and to any Intellectual Property Rights relating to the Company’s business that are developed by the employee, consultant or contractor, as applicable, in the course of his, her or its activities for the Company or are developed during working hours or using the resources of the Company; (B) contain provisions designed to prevent unauthorized disclosure of the Company’s confidential information; and (C) otherwise reasonably protect the Company Intellectual Property.  All current and former employees, consultants and independent contractors have executed and delivered such agreements to the Company and, to the Knowledge of the Company, no party thereto has breached or violated the terms thereof or has attempted or threatened to challenge the enforceability, scope or applicability of any such agreement to its signatories.  Copies of all such agreements that contain disclosures of prior inventions or that were executed by the persons listed in Section 2.11(t) of the Company Schedule have been provided to Parent.  There has been no disclosure by the Company of any Trade Secrets or confidential information of the Company without: (x) designating such information as confidential; and (y) taking all commercially reasonable steps required to ensure that such Trade Secrets or confidential information are subject to the confidentiality undertakings set forth in the applicable non-disclosure agreement.

(s)                                  Except as set forth in Section 2.11(s) of the Company Schedule, neither the execution or performance of this Agreement or the Ancillary Agreements, nor the assignment of this Agreement or any other contracts or agreements to which the Company is a party to the Surviving Entity by operation of law or otherwise, will result in: (i) the Surviving Entity’s granting (or becoming obligated to license, transfer or grant) to any third party any Company Intellectual Property; (ii) the Surviving Entity’s being bound by, or subject to, any non-compete, non-solicitation or other restriction on the operation or scope of its business; (iii) the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of the Company’s (or the Surviving Entity’s post-Merger) rights or interest in any Intellectual Property Rights; or (iv) the Surviving Entity’s being obligated to pay any penalties any royalties, license fees or other amounts to any third party in excess of those paid or payable by the Company in the absence of this Agreement or the Ancillary Agreements.

(t)                                    Section 2.11(t) of the Company Schedule sets forth a complete and accurate list of all third parties that have contributed to any material Intellectual Property Rights embodied in the Company Products, including:

(i)                                     current employees of the Company and their positions;

(ii)                                  former employees of the Company and their positions; and

(iii)                               current and former consultants and independent contractors of the Company,

and in each case a general description of all services they provided to the Company.

(u)                                 The Company has obtained, and Section 2.11(u) of the Company Schedule sets forth, all export licenses, permits or approvals necessary for the marketing, license and distribution of the Company Products outside the United States.

(v)                                 No government funding, facilities of any university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property.  No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, performed services for the government or any university, college, other educational institution or research center or third party during a period of time during which such employee, consultant or independent contractor also was performing services for the Company.

(w)                               The Company Products do not contain any viruses, Trojan horses, worms or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data.

(x)                                   None of the Company Products is, in whole or in part, subject to the provision of any open source or quasi-open source license agreement, including any of the following: (i) GNU’s General Public License or Lesser/Library GPL; (ii) The Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun  Community Source License; (vi) an Open Source Foundation License (e.g., CDE and Motif UNIX user interface); (vii) the Apache Server License; or (viii) any other agreement obligating the Company to make source code publicly available to third parties.

(y)                                 Each Company Product conforms in all material respects to the specifications, documentation, press releases or other information provided by the Company or any of its representatives to customers or potential customers of the Company on which such customers or potential customers relied or would reasonably be expected to rely upon when licensing or otherwise acquiring such Company Products.  To the Company’s Knowledge, the Company Products are in compliance with all applicable laws.  To the extent that Company Products (including new versions or releases thereof) have not been launched commercially, the Company has fully disclosed to Parent all technical problems or concerns associated with such Company Products Known to or suspected by the Company that do or may be expected to affect the performance of such Company Products.

The Company has taken all reasonable actions necessary to document all Company Products and their operation such that the materials constituting the Company Products, including any source code and documentation, have been written in a clear manner in accordance with industry standards so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(z)                                   Section 2.11(z) of the Company Schedule sets forth a complete and accurate list of: (i) all software which the Company has licensed from any third party which is used by the Company in the Company Products or otherwise in its business (other than commercially available “shrink wrap” software); and (ii) a list of all “freeware” and “shareware” incorporated into any Company Product now or heretofore shipped by the Company.  The Company has all rights necessary to use such software, “freeware” and “shareware.”

2.12                           Agreements, Contracts and Commitments.

(a)                                  Section 2.12(a) of the Company Schedule sets forth all contracts (x) that are material to the business or operations of the Company, (y) which by their terms seek to limit or define those activities in which the Company is (or the Surviving Entity would be) permitted or required to engage or (z) which involve amounts in excess of $10,000 or which are otherwise material to the business or operations of the Company and which require any consent, approval or waiver by the other parties thereto in connection with this Agreement, any Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby (collectively, the “Material Contracts”).  Except as set forth in Section 2.12(a) of the Company Schedule, the Company does not have, is not a party to nor is it bound by:

(i)                                     any collective bargaining agreements;

(ii)                                  any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

(iii)                               any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

(iv)                              any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization (other than offer letters for at-will employment in the Company’s standard form that do not contain any unfulfilled obligations relating to severance, bonus or option grants);

(v)                                 any agreement or plan (including, any stock option plan, stock appreciation rights plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Ancillary Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby or thereby;

(vi)                              any fidelity or surety bond or completion bond;

(vii)                           any lease of real or personal property involving future payments in excess of $25,000;

(viii)                        any agreement of indemnification, reimbursement, guaranty, suretyship or other obligation to assume or incur any obligation of a third party involving amounts in excess of $10,000 individually or $50,000 in the aggregate (other than indemnification obligations pursuant to the Company’s online click-through standard form agreement);

(ix)                                any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

(x)                                   any agreement, contract or commitment relating to future capital expenditures or involving future payments in excess of $25,000;

(xi)                                any agreement, arrangement, right, contract or commitment relating to the disposition or acquisition of assets, properties or any interest in any business enterprise, in each case outside of the ordinary course of the Company’s business;

(xii)                             any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, including guaranties or instruments of surety referred to in subparagraph (vi) above;

(xiii)                          any purchase order or contract for the purchase of raw materials or the provision of services involving $25,000 or more, other than purchases in the ordinary course of business;

(xiv)                         any construction contracts involving amounts in excess of $10,000 individually or $50,000 in the aggregate;

(xv)                            any distribution, joint marketing, licensing or development agreement involving amounts in excess of $10,000 individually or $50,000 in the aggregate;

(xvi)                         any insurance policies;

(xvii)                      any other agreement, contract or commitment that involves or could result in aggregate payments to or by the Company of $50,000 or more or is not cancelable by the Company without penalty within ninety-one (91) days.

(b)                                 The Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it or its assets or properties are or may be bound (any such agreement, contract or commitment, a “Contract”), except for such breaches, violations or defaults as would not result in liability to the Company in excess of $25,000 individually or $50,000 in the aggregate.  Each Contract is in full force and effect and is not subject to any breach, default or violation thereunder of which the Company has Knowledge by any party obligated to the Company pursuant thereto.  The Company has obtained, or will obtain prior to the

Effective Time, all necessary consents, waivers and approvals of parties to any Contract (including the Material Contracts) as are required or prudent to obtain in connection with the Merger and the other transactions contemplated hereby and by the Ancillary Agreements (the “Requisite Consents”).

2.13                           Interested Party Transactions.  No officer, director, or, to the Knowledge of the Company, any employee of the Company, holder of Company Preferred Stock or Paul Crawford (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has a direct or indirect interest), has any direct or indirect interest in: (a) any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (b) any entity that purchases from or sells or furnishes any goods or services to the Company, or (c) any Material Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 2.13.  The Company is not indebted to any officer, director, employee, consultant or Stockholder of the Company (except for amounts due pursuant to written employment agreements and reimbursement of immaterial business expenses), and no such person is indebted to the Company.

2.14                           Company Authorizations.  Section 2.14 of the Company Schedule lists each consent, license, permit, approval, grant or other authorization issued to the Company by a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (b) which is required for the operation of its business (including the design, development, manufacture, sale, promotion, export, import, distribution or provision of the Company Products) or the holding of any such interest (collectively, “Company Authorizations”).  All Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company (or the Surviving Entity after the Merger) to operate or conduct the Company’s business substantially as currently conducted and proposed to be conducted after the Merger or to hold any interest in the Company’s assets or properties.  The Company has complied with all terms and conditions of the Company Authorizations, and the same will not be subject to suspension, modification, revocation or non-renewal as a result of this Agreement, any Ancillary Agreement, or the transactions contemplated hereby or thereby.  The Company has taken all reasonable measures to ensure that its employees, consultants, agents and representatives have complied with the requirements of all Company Authorizations and the Company is not aware of any past or current violation of any Company Authorization.

2.15                           Litigation.  Except as set forth in Section 2.15 of the Company Disclosure Schedule, there is no action, suit, claim, proceeding, arbitration or investigation of any nature pending, or to the Company’s Knowledge, threatened, (i) by, against or involving the Company, its assets or properties or any of its officers, directors, employees or agents in their capacity as such, nor, to the Knowledge of Company, is there any basis therefor or (ii) that seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.  No Governmental Entity or third party has at any time challenged or questioned the legal right of the Company to design, develop, promote, sell, license, manufacture, import, export, use, distribute or provide any Company Products, nor, to the Knowledge of Company, is there any basis therefor.

2.16                           Accounts Receivable.

(a)                                  Section 2.16(a) of the Company Schedule sets forth a list of all accounts receivable of the Company (“Accounts Receivable”) as of August 31, 2003, along with a range of days elapsed since invoice and the Company’s reasonable assessment of the collectability of any delinquent Accounts Receivable.

(b)                                 All Accounts Receivable of Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible in their full amount in accordance with their payment terms, except to the extent of the reserve for bad debts on the Current Balance Sheet.  No person has given the Company notice of any disputes regarding, and no person has any Lien on, any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable, nor in each case is there any reasonable basis therefor.

2.17                           Minute Books.  The minute books of the Company made available to Parent are the only minute books of Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and Stockholders of the Company and include copies of all board and Stockholder actions by written consent since the Company’s inception.

2.18                           Environmental Matters.

(a)                                  Hazardous Material.  No underground storage tanks and no amount of Hazardous Materials are present, either as a result of the Company’s use or occupation of any real property or, to the Company’s Knowledge as a result of any actions of any third party or otherwise, in each case in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.  For purposes of this Agreement, “Hazardous Material” means any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be a pollutant or contaminant or infectious or radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, PCBs, asbestos, petroleum, urea-formaldehyde, methylene chloride and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

(b)                                 Hazardous Materials Activities.  The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)                                  Permits.  The Company currently holds all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) necessary for the conduct of the

Company’s Hazardous Material Activities and other businesses of Company as such activities and businesses are currently being conducted and are proposed to be conducted (including by the Surviving Entity after the Merger).  All such Environmental Permits are freely transferable and assignable to the Surviving Entity, currently are in full force, and effect and the Company has received no notice that it is in violation thereof (or that there are any investigations or inquiries pending with respect thereto) or that any such Environmental Permits might be terminated or not renewed upon their scheduled expiration.

(d)                                 Environmental Liabilities.  No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction, investigation or claim is pending, or to Company’s Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of or relating to the Company.  The Company is not aware of any fact or circumstance which could involve the Company in any material environmental litigation or investigation or impose upon the Company (or the Surviving Entity as the successor to the Company) any material environmental liability, whether for its actual activities, as a potentially responsible party, or otherwise.

(e)                                  Capital Expenditures.  The Company is not aware of any capital expenditures which are required or recommended for it to comply with any applicable Environmental Laws.

2.19                           Brokers’ and Finders’ Fees; Third Party Expenses.  Except as set forth in Section 2.19 of the Company Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.  Section 2.19 of the Company Schedule sets forth a reasonable estimate of all Third Party Expenses (as defined in Section 8.3) expected to be incurred by the Company in connection with negotiating and effectuating the terms and conditions of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, the actual amounts of which (regardless of the estimated amounts in Section 2.19 of the Company Schedule) shall be included as liabilities of the Company in calculating any Working Capital.

2.20                           Employee Benefit Plans.

(a)                                  Definitions.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

(i)                                     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

(ii)                                  “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or any International Employee Plan, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee (as defined below), or with respect to which the Company has or may have any liability or obligation;

(iii)                               “Employee” means any current, former, or retired employee, officer, consultant or director of the Company or any ERISA Affiliate;

(iv)                              “Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee with respect to which the Company has or may have any obligation (other than offer letters for at-will employment in the Company’s standard form that do not contain any unfulfilled obligations relating to severance, bonus or option grants);

(v)                                 “ERISA Affiliate” means any person or entity under common control with the Company within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder;

(vi)                              “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(vii)                           “FMLA” means the Family Medical Leave Act of 1993, as amended;

(viii)                        “International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(ix)                                “IRS” means the Internal Revenue Service;

(x)                                   “Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(xi)                                “Pension Plan” means each Company Employee Plan, which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)                                 Employee Plans and Employee Agreements.

(i)                                     Section 2.20(b)(i) of the Company Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, which is or has been maintained by the Company or any of its subsidiaries since the incorporation of the Company.  The Company has no, and to the Knowledge of the Company, no ERISA Affiliate has any, plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or

Employee Agreement.  Except as disclosed on Section 2.20(b)(i) of the Company Schedule, all employees of the Company are employed at will.

(ii)                                  Section 2.20(b)(ii) of the Company Schedule sets forth, individually and by category, the name of each officer, employee and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person.  Except as set forth in Section 2.20(b)(ii) of the Company Schedule, entering into this Agreement and the Ancillary Agreements and completing the transactions contemplated hereby and thereby will not result in any payment or increased payment becoming due from the Company to any current or former officer, director, or employee of, or consultant to, the Company, and to the Knowledge of the Company no employee or consultant of the Company has made any threat, or otherwise revealed an intent, to terminate such employee’s or consultant’s relationship with the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.  The Company is not a party to any agreement for the provision of labor from any outside agency.  Since the Company’s date of incorporation, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any governmental agency with regard to such employees.

(iii)                               Except as set forth in Section 2.20(b)(iii) of the Company Schedule, since January 1, 2001, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances Known to the Company that could reasonably be expected to give rise to such complaint or claim.  The Company (A) has at all times complied with all Applicable Law (as defined in Section 2.21) related to employment, (B) has not received any notice of any claim that it has not complied in any material respect with any Applicable Law relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), employee safety, and (C) has not received any notice of any claim that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

(iv)                              The Company has no written policies and/or employee handbooks or manuals except those for which true and correct copies have been provided to Parent.

(c)                                  Documents.  The Company has provided to Parent correct and complete copies of the following items, all of which are listed in Section 2.20(c) of the Company Schedule:

(i)                                     all documents embodying or relating to each Company Employee Plan listed in Section 2.20(b)(i) of the Company Schedule and each Employee Agreement, including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan;

(ii)                                  the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;

(iii)                               the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust;

(iv)                              if the Company Employee Plan is funded, the most recent annual and periodic accounting of the assets of such Company Employee Plan;

(v)                                 the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan;

(vi)                              the most recent IRS determination, opinion, notification and advisory letters and rulings relating to each such Company Employee Plan and copies of all pending applications and related correspondence to or from the IRS or the Department of Labor (“DOL”) with respect to each such Company Employee Plan;

(vii)                           all correspondence within the three (3) year prior to the date of this Agreement to or from any Governmental Entity relating to any such Company Employee Plan;

(viii)                        the three (3) most recent plan years discrimination tests, if any, for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses, if any, prepared in connection with each Company Employee Plan.

(d)                                 Employee Plan Compliance.

(i)                                     The Company and its ERISA Affiliates (A) have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, (B) are not in default or violation of any Company Employee Plan, except for such defaults or violations as would not result in liability of more than $5,000 in the aggregate, and (C) have no Knowledge of any default or violation by any other party to any Company Employee Plan;

(ii)                                  Except as set forth in Section 2.20(d)(ii) of the Company Schedule, each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all Applicable Law, including ERISA and the Code;

(iii)                               Any Company Employee Plan intended to be qualified under Section 401(a) of the Code (A) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (B) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation;

(iv)                              For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected, or reasonably could be expected to adversely affect, such qualified status;

(v)                                 No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan;

(vi)                              There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan;

(vii)                           Except as set forth in Section 2.20(d)(vii), each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administrative expenses or administrative, legal and filing expenses in connection with amendment, termination or discontinuance);

(viii)                        There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Employee Plan;

(ix)                                The Company is not subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; and

(x)                                   The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan for which the Company is or may be obligated to pay.

(e)                                  No Pension or Welfare Plans.  Except as set forth in Section 2.20(e) of the Company Schedule, the Company does not have and has not ever maintained, established, sponsored, participated in, or contributed to:

(i)                                     Any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code;

(ii)                                  Any Multiemployer Plan;

(iii)                               Any “multiple employer plan” as defined in ERISA or the Code; or

(iv)                              Any “funded welfare plan” within the meaning of Section 419 of the Code.

No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f)                                    No Post-Employment Obligations.  Except as set forth in Section 2.20(f) of the Company Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by COBRA or other applicable statute, and the Company has not represented, promised or contracted (whether orally or in writing) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided life insurance, medical or other employee welfare benefits upon retirement or termination of employment, except to the extent required by statute.

(g)                                 Health Care Compliance.  The Company has not violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees, except for such defaults or violations as would not result in liability of more than $5,000 in the aggregate.

(h)                                 Past Acquisitions.  The Company is not currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(i)                                     Effect of Transaction.  Except as set forth in Section 2.20(i) of the Company Schedule:

(i)                                     The execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, obligation to fund benefits or other change in benefits with respect to any Employee.

(ii)                                  No payment or benefit which will or may be made by the Surviving Entity, the Company, its ERISA Affiliates or Parent or any of its respective affiliates with respect to any Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(iii)                               With respect to any insurance policy which provides, or has provided, funding for benefits under any Company Employee Plan, (A) there is and will be no liability of the Surviving Entity, the Company, Parent or any of their respective subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of or immediately after the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and (B) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and; to the Knowledge of the Company, no such proceedings with respect to any insurer are imminent.

(j)                                     Employment Matters.  Except as set forth in Section 2.20(j) of the Company Schedule, the Company (i) is in compliance in all material respects with all Applicable Law respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its Employees and independent contractors; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.  Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(k)                                  Labor.  No work stoppage or labor strike against the Company or an ERISA Affiliate is pending, or to the Knowledge of the Company, threatened or reasonably anticipated.  The Company is not involved in or, to the Knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to Company.  Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  The Company is not currently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its Employees and no collective bargaining agreement or union contract is being negotiated by the Company.  Neither the Company nor any of its subsidiaries has incurred any material liability or material obligation under the Warn Act or any similar state or local law which remains unsatisfied.  Section 2.20(k) of the Company Schedule includes a list of all employees who have been terminated by the Company, and the general reason for termination, since January 1, 2001.

(m)                               International Employee Plan.  Except as set forth in Section 2.20(m) of the Company Schedule, either the Company does not currently have, nor has it ever had, the obligation to maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

2.21                           Compliance with Laws.  The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any applicable federal, state or local statute, law, ordinance, rule or regulation, domestic or foreign (“Applicable Law”), except for such noncompliance or violation as would not result in liability to the Company in excess of $10,000 individually or $50,000 in the aggregate.  In particular, the Company is in compliance with all Applicable Laws with respect to the design, development, promotion, sale, license, manufacture, import, export, use, distribution or provision of the Company Products.  The

Company has not received any communication during the past three years from any Governmental Entity or other person that alleges that it is or was not in compliance with any Applicable Law, nor is the Company aware of any reasonable basis for such claim.  The members of the Company’s Board of Directors have complied with all material Applicable Laws applicable to them in their capacity as directors of the Company.  The Company has taken adequate and sufficient measures to ensure that its agents have complied with all Applicable Laws with respect to the design, development, promotion, sale, license, manufacture, import, export, use, distribution or provision of the Company Products, and the Company has no Knowledge of any violation since inception by any of its current or former agents of such Applicable Laws.

2.22                           Warranties; Indemnities.  There are no material warranty or indemnity claims pending or, to the Knowledge of the Company, threatened against the Company.  Section 2.22 of the Company Schedule sets forth:

(a)                                  a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company Products which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation;

(b)                                 each of the Warranty Obligations which is subject to any dispute or, to the Knowledge of the Company, any threatened dispute; and

(c)                                  the experience of the Company with respect to warranties, guarantees and warranty policies of or relating to the Company Products and services.

True and correct copies of all forms of Warranty Obligations have been delivered to Parent prior to the execution of this Agreement.  There have not been any material deviations from the Warranty Obligations, and salespersons, employees and agents of the Company are not authorized to undertake obligations to any customer or other person in excess of or materially different from such Warranty Obligations.  The Company Financials reflect adequate and appropriate reserves for all Warranty Obligations.  All products manufactured, designed, licensed, leased, rented or sold by the Company are and were free from material defects in construction and design and satisfy in all material respects the written requirements therefor set forth in any and all contracts, agreements, purchase orders, Warranty Obligations or other specifications or agreements related thereto.

2.23                           Software Development Agreements.  The Company has not violated, is not in violation of, nor will this Agreement, any Ancillary Agreement, the observance and performance of the terms hereof or thereof or the consummation of the transactions contemplated hereby or thereby cause any violation of, any terms or provisions of any agreement under which the Company has or had an obligation to develop, supply or distribute software to or for any third party, excluding end-user licenses for object code executed in the ordinary course of business, nor is the Company nor would Company be under any circumstances, under any obligation to deliver source code or any confidential or proprietary information to any third party.

2.24                           Representations Complete.  None of the representations or warranties made by the Company in this Agreement (taken together with the Company Schedule), and none of the statements of, by or regarding the Company made in any schedule or certificate furnished by the Company pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein (to the extent such statements are of, by or regarding the Company) not misleading.

2.25                           Insurance.  All insurance policies of the Company are listed on Section 2.25 of the Company Schedule.  There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of or obligors on such policies.  All premiums due and payable under all such policies have been timely paid and the Company is otherwise in compliance with the terms of such policies.  The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies, or that any underwriter or carrier would not renew each such policy on substantially comparable terms as currently in effect.

2.26                           Foreign Corrupt Practices Act.  Neither the Company, nor to the Knowledge of the Company, any agent, employee or other person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.27                           Complete Copies of Materials.  The Company has delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with Parent’s legal, accounting and business review of the Company.

2.28                           Board and Stockholder Approval.  The Board of Directors of the Company (a) has unanimously approved this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby and (b) has unanimously determined that this Agreement, the Ancillary Agreements and the transaction contemplated hereby and thereby are fair to and in the best interests of the Company Stockholders.  Stockholders holding a majority of the outstanding shares of Company Common Stock and a majority of the Company Preferred Stock have executed and delivered to the Company Voting Agreements on or prior to the date hereof (true and correct copies of which have been provided to Parent).  None of such Stockholders has breached any such Voting Agreement nor to the Company’s Knowledge, has any such Stockholder expressed an intent or desire to attempt to do so.

2.29                           Customers and Suppliers.  Except as set forth in Section 2.29 of the Company Schedule, no customer or publisher that individually accounted for more than $250,000 of the Company’s consolidated gross revenues during the 12-month period preceding the date hereof, and no supplier of the Company has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has decreased materially its services or supplies to the Company, in the case of any such supplier, or its usage of the services or products of the Company, in the case of such customer and, to the Knowledge of the Company, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be.  The Company has not breached any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

2.30                           Export Control Laws.  The Company has conducted its export transactions at all times in strict compliance with applicable provisions of all export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.  Without limiting the foregoing, the Company represents and warrants that:

(a)                                  the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b)                                 the Company is in compliance with the terms of all applicable export licenses or other approvals;

(c)                                  There are no pending or, to the Company’s Knowledge, threatened, claims against the Company with respect to such export licenses or other approvals;

(d)                                 To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims; and

(e)                                  No consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained expeditiously without material cost.

2.31                           Banks and Brokerage Accounts.  Section 2.31 of the Company Schedule sets forth:

(a)                                  a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship;

(b)                                 a true and complete list and description of each such account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and the current balances in such accounts or safety deposit boxes; and

(c)                                  a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company, the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.32                           Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” or other or similar anti-takeover statutes or regulations enacted or promulgated under federal, state or foreign law is applicable with respect to the Company in connection with the Merger or any other transaction contemplated by this Agreement or the Ancillary Agreements.

2.33                           Accuracy of Information.

(a)                                  In connection with soliciting and obtaining the Voting Agreements, the Company advised the Stockholders that executed Voting Agreements that its Board of Directors shall have prior to executing this Agreement (a) unanimously approved this Agreement, the Ancillary Agreements, and the transaction contemplated hereby and thereby (including the Merger), (b) unanimously determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby are fair to and in the best interests of the Company Stockholders, and (c) unanimously recommend that the Stockholders execute and deliver the Voting Agreements.  In addition, all Stockholders signing Voting Agreements were provided a reasonable opportunity to request additional information and documents and to ask questions and receive answers from appropriate representatives of the Company with respect to the subject matter of the Voting Agreements presented to such Stockholders for execution.  No materials provided to such Stockholders by the Company, and no information provided or conveyed to such Stockholders by the Company, in connection with their consideration of the matters subject to the Voting Agreements, contained any material misstatements or inaccuracies; provided, however, that this representation and warranty does not extend to any information regarding Parent or Merger Sub supplied in writing by Parent or Merger Sub.

(b)                                 None of the information (including in the Information Statement) relating to the meeting of the Stockholders to be held (or solicitation by the Company of an action by written consent of Stockholders) in connection with the Merger provided by the Company will, at the date delivered to the Stockholders and at the time used in connection with obtaining the approval of the Merger and the adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, the Company makes no representation or warranty regarding the information about Parent or Acquisition contained in the Information Statement provided in writing by Parent or Acquisition expressly for use therein.  The Information Statement, insofar as it relates to the meeting of the Stockholders to vote on the Merger or a solicitation of written consents from the Stockholders for approval of this Agreement and the Merger, will comply as to form in all material respects with the provisions of the CGCL.

2.34.                        Tax Treatment.  None of the Company, any Affiliate of the Company or any Stockholder has taken or agreed to take action that would prevent the Merger from qualifying as a reorganization under of Section 368(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1                                 Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing in its jurisdiction of incorporation and in each jurisdiction in which it is required to be so qualified.

3.2                                 Authority.  Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which Parent and Merger Sub are parties, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement and each Ancillary Agreement have been duly executed and delivered by Parent and Merger Sub, as applicable, and constitute the valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against such respective parties in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3                                 No Conflicts.  Except for filings, notices, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, federal, state securities or blue sky laws (including the Fairness Hearing), and any filings under the HSR Act or the merger notification laws or regulations of foreign governmental entities and the filing of the Certificate of Merger as required by the DGCL, the execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which Parent and Merger Sub are parties do not, and the observance and performance by such parties of their respective obligations under this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)                                  conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Parent or Merger Sub; or

(b)                                 conflict with or result in a material violation or breach of, or constitute an event of default under, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets; or

(c)                                  require Parent or Merger Sub to obtain any consent, approval or action of, or make any filing with or give any notice to any person.

3.4                                 SEC Reports; Financial Statements.  Parent has filed all required forms, reports and documents with the SEC (“Parent SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, as applicable, in each case as in effect on the dates such forms reports and documents were filed.  None of the Parent SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof.  The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.  The foregoing representations and warranties shall also be deemed to be made with respect to all Parent SEC Reports filed after the date hereof and before the earlier of the Effective Time and the Termination Date.

3.5.                              Information Supplied.  None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion in the Information Statement will, at the date mailed (or delivered) to the Stockholders and at the times of the meeting or meetings of Stockholders to be held in connection with the Merger (or approval by written consent to be sought by the Company), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from the Information Statement.

3.6.                              Tax Treatment.  None of Parent, Merger Sub or any Affiliate of Parent or Merger Sub has taken or agreed to take action that would prevent the Merger from qualifying as a reorganization under of Section 368(a) of the Code.

3.7.                              No Prior Activities.  Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any person.

3.8                                 Investment Advisors.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby based on arrangements made by or on behalf of Parent or Merger Sub.

3.9                                 Financing.  Parent has available, or will have available at the time payment is required, sufficient funds in immediately available funds to pay the Cash Consideration payable to the Stockholders pursuant to the Merger and to fund the cash portion of the Escrow Amount.

3.10                           Parent Common Stock.  The Parent Common Stock, when issued and delivered to the Stockholders in exchange for the delivery of their Company Common Stock or Company Preferred Stock, as applicable, pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with applicable federal and state securities laws; provided, however, that the Parent Common Stock to be issued hereunder may be subject to restrictions on transfer pursuant to Rule 145(d) promulgated under the Securities Act.  Parent has reserved the shares of Parent Common Stock to be issued in the Merger and upon exercise of Company Options assumed by Parent pursuant to this Agreement.

3.11                           Litigation.  Except as set forth in the Parent SEC Reports, there is no litigation pending, or to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub that seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

3.12                           Full Disclosure.  The representations and warranties of Parent and Merger Sub contained in this Agreement and any Ancillary Agreement to which Parent is a party are and will be upon delivery of the certificate to be delivered by Parent pursuant to Section 6.2(b), true and correct in all material respects in accordance with their terms, and do not, and will not, include any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein (to the extent such statements are of, by or regarding Parent or Merger Sub) not misleading.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1                                 Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing):

(a)                                  to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in any event consistent in all respects with the Company’s 2003 Operating Plan dated January 16, 2003, and as amended April 24, 2003 (the “Operating Plan”) previously provided to and approved by Parent;

(b)                                 to timely pay its debts and Taxes and to timely file all Tax Returns when due and to pay or perform all other obligations when due; and

(c)                                  to use all reasonable efforts consistent with past practice and policies to preserve intact the Company’s current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses through the Effective Time.  The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company.

4.2                                 Negative Covenants.  Except as otherwise specifically contemplated by the Operating Plan or the 2003 Hiring Plan dated September 11, 2003 or as previously approved by Parent, prior to the Effective Time, the Company shall not, without the prior written consent of Parent or as expressly contemplated by this Agreement (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                  Enter into any commitment or transaction not in the ordinary course of business, or any commitment or transaction of the type described in Section 2.7 hereof;

(b)                                 Sell, transfer, license, abandon, let lapse, disclose, misuse, misappropriate, diminish, destroy or otherwise dispose of or encumber the Company Intellectual Property in any manner (other than licensing of the Company Intellectual Property pursuant to end user licenses in the ordinary course of business or pursuant to instruments of assignment to Merger Sub effective as of the Effective Time) or assert or threaten to assert any rights with respect to the Company Intellectual Property against any third party;

(c)                                  Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any Company Products;

(d)                                 Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedule;

(e)                                  Commence or settle any litigation, action or claim;

(f)                                    Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or other securities;

(g)                                 Split, combine or reclassify any of its capital stock or other securities;

(h)                                 Issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other securities of the Company;

(i)                                     Purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or other securities (or options, warrants or other rights exercisable therefor);

(j)                                     Except for the issuance of shares of Company Common Stock upon exercise or conversion of Company Options and Company Warrants outstanding as of August 29, 2003 and the grant of Company Options to newly hired employees in accordance with the Company’s written guidelines previously approved by Parent, (i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or (ii) purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to sell or issue any such shares or other convertible securities;

(k)                                  Except as required in connection with the Merger and approved by Parent, cause or permit any amendments to the Certificate of Incorporation or Bylaws or other organizational or governing documents of the Company or any subsidiary;

(l)                                     Acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof by merging or consolidating with, or by purchasing a substantial portion of the assets of any such person, or by any other manner;

(m)                               Acquire or agree to acquire any assets other than in the ordinary course of the Company’s business consistent with past practice;

(n)                                 Sell, lease, license, transfer, dispose of or encumber any of its owned or controlled properties or assets, or cause or permit the termination or lapse of any leases or licenses with respect to any of its leased or licensed properties or assets, except for the sale or licensing of Company Products pursuant to the Company’s online click-through standard form agreement in the ordinary course of business, consistent with past practice;

(o)                                 Incur any indebtedness for borrowed money or guarantee or agree to act as a surety for any indebtedness;

(p)                                 Sell or issue any debt securities of the Company or guarantee or agree to act as a surety for any debt securities of others;

(q)                                 Grant or amend any existing agreement to provide severance or termination pay, or provide such pay, to any director or officer or to any other employee, consultant or contractor, except payments made pursuant to written agreements in effect on the date hereof and as disclosed in the Company Schedule;

(r)                                    Adopt any new severance, termination, indemnification or other policies, agreements or arrangements, the benefits of which are contingent upon the occurrence of a transaction involving the Company, including the Merger;

(s)                                  Adopt or amend any Company Employee Plan (except as required pursuant to Section 6.3(m) or enter into any employment or consulting contract, pay or agree to pay any special bonus or special remuneration to any director, officer or employee or consultant, or increase the salaries or wage rates, or fringe benefits (including rights to severance or indemnification of its directors, officers, employees or consultants or the modification of any existing compensation or equity arrangements with such individuals or the change of vesting terms of any Company Options) of any such persons;

(t)                                    Waive any stock purchase rights;

(u)                                 Accelerate, amend or otherwise materially modify the terms of any outstanding Company Options or reprice or replace Company Options or authorize cash payments in exchange for any Company Options;

(v)                                 Revalue any Company assets or properties, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(w)                               Pay, discharge or satisfy any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $10,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);

(x)                                   Make or change any material election in respect of Taxes, file an amended Tax Return or claim for refund of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement with respect to Taxes with any Governmental Entity, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(y)                                 Enter into any strategic alliance or joint marketing arrangement or agreement; or

(z)                                   Amend the Operating Plan; or

(aa)                            Take, or agree to take, any of the actions described above not consented to in writing by Parent, or any other action that could cause a Company Material Adverse Effect or would prevent the Company from performing or cause the Company not to perform its covenants or obligations hereunder or under any Ancillary Agreement.

4.3                                 No Solicitation.  Until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Section 8.1 hereof, the Company will not, nor will the Company (x) authorize or direct any of the Company’s officers, directors, holders of Company Preferred Stock, Paul Crawford, agents, representatives or affiliates (any of the foregoing, a “Company Representative”)  or (y) authorize or direct any of the holders of Company Common Stock (other than Paul Crawford) to, directly or indirectly, take any of the following actions with any party other than Parent and its designees:

(a)                                  Solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of assets or capital stock, or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries;

(b)                                 Provide information with respect to the Company or its business to any person other than Parent and its designees, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries;

(c)                                  Enter into any agreement or understanding with any person other than Parent and its designees, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries; or

(d)                                 Make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries by any person other than Parent and its designees.

The taking of any action described in clauses (a) through (d) above by the Company or any Company Representative shall be deemed a material breach by the Company of this Agreement, regardless of the party who actually takes such action and regardless of whether the Company authorized or directed such action.  The Company and the Company Representatives shall immediately cease and cause to be terminated any such contacts, negotiations or activities with third parties relating to any such transaction or proposed transaction.  In addition to the foregoing, if the Company or any of the Company Representatives receives any offer or proposal relating to any such transaction or proposed transaction at any time prior to the earlier of the Effective Time or the termination of this Agreement, the Company immediately shall notify Parent thereof, including information as to the identity of the offeror(s) making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may request.  In addition to the foregoing, if the Company obtains Knowledge that any holder of Company Common Stock has taken any action described in clauses (a) through (d) above or that a holder of Company Common Stock has received any offer or proposal relating to any such transaction or proposed transaction, the Company immediately shall inform such holder of Company Common Stock that he, she or it has no authority to take any such actions on behalf of the Company and notify Parent of such actions or proposals, including information as to the identity of the parties involved and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may request.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1                                 Access to Information; Cooperation.

(a)                                  General Access.  The Company shall cooperate with and afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the Termination Date to (a) all of the Company’s properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of the Company as Parent reasonably may request in conducting its business, accounting and legal review and investigation of the Company.  The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements and any related work papers and supporting documentation promptly upon request.  No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or in any Ancillary Agreement or the conditions to the obligations of the parties to consummate the Merger and the other transactions contemplated hereby and thereby.  In addition, the Company shall, and agrees to cause its appropriate officers and other personnel to, execute and deliver such documents and instruments as may be requested by Parent or required by third party accountants and auditors in connection with the matters contemplated by this subparagraph (a), including any work papers, documents, books, record, certifications or reliance representation letters requested by the accounting firm, auditors or other persons engaged to conduct an audit of the Company’s financial books and records in order for Parent to properly make any required public filings with the Securities and Exchange Commission relating to the Company or the Merger.

(b)                                 Information Technology Access.  To facilitate prompt integration of the Company’s information technology (“IT”) inventory (e.g., voice and data network services and software and hardware, licenses, financial/accounting software, IT budgets, etc.) with Parent’s IT following the Closing, the Company will provide Parent and its agents, employees and representatives reasonable access, at any time during normal business hours from the date hereof through the earlier of the Effective Time and the Termination Date, to the Company’s IT inventory and the Company’s personnel responsible for such IT inventory.  The Company will cooperate with Parent to plan for the integration of IT systems, hardware and software prior to and in anticipation of the Closing, including, but not limited to, providing Parent with reasonable access to and use of the Company’s appropriate personnel.

5.2                                 Confidentiality.  Each of the parties hereto hereby agrees to keep all information or knowledge obtained in any investigation or activities pursuant to Section 5.1, or pursuant to or in connection with the negotiation and execution of this Agreement, the Ancillary Agreements or the effectuation of the transactions contemplated hereby or thereby, confidential (“Confidential Information”); provided, however, that the foregoing obligation shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law by the party with the information or knowledge, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed pursuant to Section 5.6 or by order of court or government agency with subpoena powers (provided, that such party shall first give the other party prior notice of such order and a reasonable opportunity to object to such compelled disclosure or take other available action to protect the confidentiality of the otherwise Confidential Information), or (f) is developed independently by either party without reference to, or specific knowledge of, the other parties’ Confidential Information.  Notwithstanding anything herein to the contrary, any party to this Agreement (and its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement (the “Transactions”) and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure;  provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement (i) if such disclosure would result in a violation of federal or state securities laws; or (ii) to the extent not related to the tax aspects of the transaction.  Moreover, nothing in this

Agreement shall be construed to limit in any way any party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the Transactions.

5.3                                 Public Disclosure.  Unless otherwise required by law, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made prior to the Effective Time by  any party hereto or any of its directors, officers, stockholders, employees, agents, consultants, advisors, or other representatives without the prior written consent of the other party.  The parties acknowledge and agree that it is their mutual intent to issue a press release announcing the transaction and to that end will in good faith agree to mutually acceptable text for such press release.

5.4                                 Consents.  The Company shall use all commercially reasonable efforts to obtain all requisite consents, waivers and approvals under any of the Material Contracts as may be required in connection with the Merger or any other transaction contemplated hereby or by the Ancillary Agreements and, to the extent necessary, in connection with any necessary assignments of any Material Contracts to the Surviving Entity (including any insurance policies), in each case so as to preserve all rights of, and benefits to, (a) the Company thereunder at all times prior to the Merger and (b)  the Surviving Entity at all times after the Effective Time.

5.5                                 Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement and any other standards applicable to specific obligations or actions contemplated hereby, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other legal or other impediments or delays, in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and secure to the parties hereto the benefits contemplated hereby and thereby, including making any filings required under the HSR Act as promptly as practicable after the date hereof; provided, however, that Parent shall not be required to agree to any divestiture by Parent, the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or any business, assets or property, or the imposition of any limitation on the ability of any such persons to conduct their respective businesses or to own or exercise control of such assets, properties and stock either prior to or following the Merger.

5.6                                 Notification of Certain Matters.

(a)                                  General Notices.  The Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Parent shall give prompt notice to the Company of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time or any failure of the Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.6 shall not act as a waiver of or limit or otherwise affect any remedies available to the party receiving such notice by virtue of the events or circumstances referenced in such notice.

(b)                                 Intellectual Property Notices; IP Assignments.  The Company shall give Parent prompt notice if any person shall have (i) commenced, or shall have notified the Company that it intends to commence, an action or proceeding or (ii) provided the Company with notice, in either case which allege(s) that any of the Company Intellectual Property currently embodied, or proposed to be embodied, in the Company Products or utilized in Company-designed or modified development tools (including standard cells) or design environments infringes or otherwise violates the intellectual property rights of such person, is available for licensing from a potential licensor providing the notice or otherwise alleges that the Company does not otherwise own or have the right to use and exploit such Company Intellectual Property (the foregoing, an “Infringement Claim”).  The Company shall cooperate with Parent in making arrangements, prior to the Closing Date, satisfactory to Parent in its sole and reasonable discretion to effect any necessary or appropriate assignments (as determined by Parent) to the Surviving Entity of all Company Intellectual Property or other intellectual property rights owned or licensed by the Company or created by the Company’s Founders, employees, consultants and independent contractors, including any Company Intellectual Property or other intellectual property rights created by the Company’s founders prior to the Company’s incorporation, and to obtain the cooperation of such persons to complete all Company Intellectual Property in the name of the Surviving Entity at the Company’s or the Surviving Entity’s expense (each, an “IP Assignment”).  The Company shall use all commercially reasonable efforts to maintain, perfect, preserve or renew the Company Intellectual Property through the Effective Time, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the Company Intellectual Property, received from Governmental Entities.  At the Closing, the Company will notify Parent of all actions which must be taken within the 180 days following the Closing Date and which are necessary to maintain, perfect, preserve or renew any Company Intellectual Property (and applications or registrations with respect to the same), including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto.  For purposes of this Agreement, “Founder” means Lex Sisney and Per Pettersen.

5.7                                 Third Party Expenses.  The Company shall cause all Third Party Expenses, to the extent practicable (as defined in Section 8.3) to be invoiced on the Closing Date and either paid or discharged in full prior to the Effective Time or included as liabilities of the Company in the Closing Date Working Capital Calculation.  Parent shall have the right to approve all Third Party Expenses to be incurred by the Company between the date hereof through the Effective Time, including necessary fees and expenses of legal counsel, auditors and tax advisors, which approvals will not be unreasonably withheld or delayed; provided, however, that the Company shall not be required to obtain approval for up to $75,000 in Third Party Expenses incurred by the Company in the aggregate in connection with negotiating, documenting, executing and effectuating the terms and conditions of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, further, that regardless of whether the Company properly seeks and obtains the approval of Parent with respect to any specific Third Party Expenses, the actual amounts of all such Third Party Expenses incurred by the Company and not paid or discharged in full prior to the Effective Time shall be included in the liabilities of the Company reflected in the Closing Date Working Capital Calculation.

5.8.                              Information Statement; Qualification of Shares Issuable in the Merger.

(a)                                  Preparation of Information Statement.  As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, an information statement and form of proxy or written consent for the Stockholders to approve this Agreement and the Merger (such information statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed or delivered to the Stockholders, the “Information Statement”).  The Information Statement shall also constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Stockholders in the Merger.  Parent and the Company shall each use its best efforts to cause the Information Statement to comply in all material respects with applicable federal and state securities laws requirements.  Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement.  The Company will promptly advise Parent and Parent will promptly advise the Company in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.  The Information Statement shall contain the unanimous recommendation of the Board of Directors of the Company that the Stockholders approve this Agreement and the Merger and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are fair and reasonable to the Stockholders.  Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved in writing by Parent prior to such inclusion.

(b)                                 3(a)(10) Permit.  As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare the necessary documentation to seek a permit (a “3(a)(10) Permit”) from the Commissioner of the Department of Corporations (the “California Commissioner”) of the State of California after a hearing before the California Commissioner (the “Fairness Hearing”) pursuant to Section 25121 of the California Corporate Securities Law of 1968, so that the issuance of Parent Common Stock in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act.  Parent shall use its reasonable best efforts to obtain a 3(a)(10) Permit, provided that if such reasonably diligent efforts do not result in obtaining such permit by the Termination Date, then Parent shall have satisfied its covenant to use reasonable best efforts to obtain such 3(a)(10) Permit; and provided, further, that neither party shall be required to modify in any material way any of the terms and conditions of this Agreement or the Ancillary Agreements in order to obtain such 3(a)(10) Permit.  The shares of Parent Common Stock to be issued in the Merger shall bear any legends required or appropriate under the federal or state securities laws.

(c)                                  Affiliate Agreements.  Each “Affiliate” of the Company, as such term is defined in Rule 144 promulgated under the Securities Act, as set forth on Section 5.8(c) of the Company Schedule, and each officer and director of the Company (collectively, the “Company Affiliates”) will enter into an affiliate agreement with Parent substantially in the form attached hereto as Exhibit F (the “Affiliate Agreement”).  Pursuant to such Affiliate Agreements, each of the Company Affiliates will agree to dispose of any shares of Parent Common Stock such Company Affiliate receives in connection with the Merger in compliance with applicable securities laws, including Rule 145, as promulgated under the Securities Act.

5.9.                              Meeting of Stockholders. As promptly as practicable after the receipt of a 3(a)(10) Permit under Section 25121 of the CGCL from the California Commissioner the Company shall call a meeting of its Stockholders to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (the “Meeting”) or solicit its Stockholders’ written consent to consent to the adoption and approval of this Agreement and the transactions contemplated hereby, in either case, as provided by the CGCL, the DGCL and the Company’s Certificate of Incorporation and Bylaws.  The parties acknowledge and agree that certain of the Stockholders previously have executed and delivered Voting Agreements sufficient to achieve the Required Vote with respect to the foregoing matters as a condition precedent to Parent and Merger Sub executing this Agreement, which occurrence shall not mitigate or modify the Company’s obligations to hold the Meeting or obtain written consents pursuant to this Section 5.9.  Prior to the distribution of the Information Statement or any other materials sent to Stockholders, or any amendment or supplement thereto, Parent and its counsel shall be provided copies of any materials not produced or provided by Parent for such purpose and shall be provided a reasonable opportunity to review and comment thereon.

5.10.                        NASDAQ Listings.  Prior to the Effective Time, Parent shall notify the NASDAQ National Market of the shares of Parent Common Stock required to be reserved for issuance in connection with the Merger and shall take such other actions as may be necessary in order for such shares to be traded on the NASDAQ National Market immediately after the Effective Time (subject to compliance with Rule 145 under the Securities Act).

5.11.  Form S-8.  Parent shall file a Registration Statement on Form S-8 with the SEC covering the shares of Parent Common Stock issuable with respect to Company Options as soon as reasonably practicable after the Effective Time and will use all commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such Company Options remain outstanding (and in any event, shall use no less effort to maintain the effectiveness of such registration statement than applied to maintain the effectiveness of other Registration Statements on Form S-8 of Parent).

5.12.                        Certificates; Representations.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall execute and deliver to legal counsel and other advisors to Parent and the Company certificates, with a copy to the other party hereto, at such time or times as reasonably requested by such legal counsel and advisors in connection with its delivery of legal and other opinions with respect to the transactions contemplated hereby.  Prior to the Effective Time, none of the Company, Parent or Merger Sub shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the representations in such certificates.

5.13.                        Indemnification Provisions.  From and after the Effective Time, the Surviving Entity will fulfill and honor the obligations of the Company to its directors pursuant to the indemnification provisions set forth in the Company’s Certificate of Incorporation and Bylaws, as in effect on the date hereof.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1                                 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or mutual waiver of the following conditions at or prior to the Effective Time:

(a)                                  No Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or any other transaction contemplated hereby or in the Ancillary Agreements shall be in effect, nor shall there be any pending proceeding brought by any Governmental Entity seeking any of the foregoing; nor any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any other transaction contemplated hereby or in the Ancillary Agreements, which makes the consummation of the Merger or any such transaction illegal.

(b)                                 No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated hereby or in the Ancillary Agreements illegal or otherwise taken any action to prohibit consummation of the Merger or any such transaction.

(c)                                  Expiration of Waiting Period.  Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and

(d)                                 Qualification of Securities.  The California Commissioner shall have issued a 3(a)(10) Permit and all applicable requirements of Section 3(a)(10) of the Securities Act and any other applicable federal or state securities laws shall have been satisfied.

6.2                                 Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time (all of which are for the benefit of the Company and may only be waived by the Company in writing if not satisfied):

(a)                                  Representations, Warranties and Covenants.  The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects in accordance with their terms as of the Effective Time (other than representations and warranties that are by their terms qualified by materiality, which shall be true and correct in all respects as of the Effective Time), except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date or time (which shall remain true and correct in all material respects as of such particular date or time, or, in the case of representations and warranties that are by their terms qualified by materiality, true and correct in all respects as of such particular date or time), and each of Parent and Merger Sub shall have observed, performed and complied with all covenants, obligations and conditions of this Agreement required to be observed, performed and complied with in all material respects by Parent and Merger Sub at or prior to the Effective Time.

(b)                                 Certificate of Parent.  The Company shall have been provided with a certificate executed on behalf of Parent by an executive officer of Parent to the effect that, as of the Effective Time:

(i)                                     all representations and warranties made by Parent in this Agreement are true and correct as referenced above; and

(ii)                                  all covenants, obligations and conditions in this Agreement to be performed by Parent and Merger Sub at or before the Effective Time have been performed in all material respects.

(c)                                  Opinion of Parent Counsel.  The Company and its Stockholders shall have received the opinion of Parent’s legal counsel in the form of Exhibit G attached hereto.

(d)                                 Tax Opinion.  The Company shall have received the opinion of Shartsis, Friese & Ginsburg LLP to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn or modified in any material respect; provided, however, that if Shartsis, Friese & Ginsburg LLP fails to deliver such opinion in satisfaction of this closing condition, then Gibson, Dunn & Crutcher LLP, counsel to Parent, may deliver such opinion in satisfaction of this closing condition.  In rendering such opinion, such tax advisor may rely on the representations set forth in the certificates provided pursuant to Section 5.12 and such other representations as such counsel reasonably deems appropriate, and the Company shall cooperate in providing such representations as are reasonably requested by such counsel.

6.3                                 Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time (all of which are for the benefit of Parent and Merger Sub and may only be waived by Parent in writing if not satisfied):

(a)                                  Representations, Warranties and Covenants.  The representations and warranties of the Company in this Agreement shall be true and correct in all material respects in accordance with their terms as of the Effective Time (other than representations and warranties that are by their terms qualified by materiality, which shall be true and correct in all respects as of the Effective Time), except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date or time (which shall remain true and correct in all material respects as of such particular date, or, in the case of representations and warranties that are by their terms qualified by materiality, true and correct in all respects as of such particular date or time), and the Company shall have observed, performed and complied with in all material respects all covenants, obligations and conditions in this Agreement required to be observed, performed and complied with by the Company at or prior to the Effective Time.

(b)                                 No Company Material Adverse Effect.  There shall not have occurred any Company Material Adverse Effect since July 31, 2003.

(c)                                  Employment Matters.  Jeff Pullen and Per Pettersen (the “Key Employees”) shall be employed by the Company and shall have entered into employment agreements, in form and substance satisfactory to Parent, providing for their continued employment by Parent or the Surviving Entity after the Merger.  None of such parties shall have indicated verbally or in writing to the Company or Parent that he or she is unwilling to continue as an employee of the Company from and after the date hereof until the Effective Time and continuing as an employee of Parent or the Surviving Entity after the Effective Time in accordance with the terms and conditions of his or her written employment agreement.

(d)                                 Stockholder Approval; Warrantholder Approval.  This Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall have been approved and adopted by the Required Vote of the Stockholders.  The holders of all Company Warrants to purchase Company Preferred Stock shall have consented to the cancellation of such Company Warrants, effective as of the Effective Time.  All investor rights, co-sale or other agreements by and among the Company and any Stockholders in their capacity as Stockholders shall have been terminated.

(e)                                  Assignment of Intellectual Property Rights.  All IP Assignments and related actions requested by Parent shall have been validly and properly completed as contemplated by Section 5.6(b) and the Company shall have provided Parent copies of all documents and instruments accomplishing or evidencing the same.

(f)                                    Intellectual Property Proceedings.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision alleging infringement or other violation by, challenging the validity, enforceability or the Company’s rights to use and exploit any Company Intellectual Property currently embodied or proposed to be embodied in the Company Products or utilized in Company-designed or modified development tools or design environments shall be in effect.

(g)                                 Dissenters and Appraisal Rights.  None of the holders of Company Preferred Stock and no more than five percent of the holders of the Company Common Stock shall have asserted or sought to perfect dissenters’ rights or other similar appraisal rights with respect to the Merger, and all such Stockholders (other than up to five percent of the holders of Company Common Stock) shall have, by virtue of voting their Shares of Company Capital Stock in favor of the Merger or otherwise, irrevocably waived any such rights with respect to the Merger.

(h)                                 Governmental and Third Party Consents.  Any and all consents, waivers, and approvals required to be obtained by the Company from any Governmental Entities or other persons prior to or as a result of the Merger or the consummation of the transactions contemplated hereby or by the Ancillary Agreements shall have been obtained (including those required under any Material Contracts as specified in Section 5.4 and the Requisite Consents).

(i)                                     Non-Competition Agreement; Lockup Agreements.  None of the Stockholders that executed and delivered to Parent a Non-Competition Agreement and a Lockup Agreement in the forms attached as Exhibit B and Exhibit C on the date hereof shall have breached or repudiated, or threatened to breach or repudiate, the Non-Competition Agreement or Lockup Agreement to which such Stockholder is a party.

(j)                                     Third Party Expenses.  Three business days prior to the scheduled Closing Date, the Company shall provide Parent a statement setting forth in reasonable detail a full and complete summary of all Third Party Expenses incurred by the Company certified as to its accuracy and completeness by the Company’s Chief Financial Officer and Chief Executive Officer.

(k)                                  280G Stockholder Approval.  Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of Stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code in order for such payments and benefits not to be deemed “parachute payments” under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such proposed regulations, or, in the absence of such Stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to irrevocable waivers of those payments and benefits executed by the affected individuals and in form and substance satisfactory to Parent.  Nothing in this Section 6.3(l) shall be construed to reduce or mitigate any Stockholder’s obligations under Article VII.

(l)                                     Closing Date Working Capital Calculation.  The Company shall have provided Parent a draft of the Closing Date Working Capital Calculation at least three business days prior to the Closing Date and shall provide Parent the actual Closing Date Working Capital Calculation on the Closing Date, in each case certified by the Chief Financial Officer and Chief Executive Officer of the Company as being true, complete and correct in all material respects, and Parent shall have accepted the actual Closing Date Working Capital Calculation, such acceptance not to be unreasonably withheld or delayed.

(m)                               Tax Opinion.  Parent shall have received the opinion of Gibson, Dunn & Crutcher LLP to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such tax counsel may rely on the representations set forth in the certificates provided pursuant to Section 5.12 and such other representations as such counsel reasonably deems appropriate, and Parent and the Merger Sub shall cooperate in providing such representations as are reasonably requested by such counsel.

(n)                                 Certificate of the Company.  The Company shall have provided Parent with a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that, as of the Effective Time, all conditions set forth in the preceding subparagraphs of this Section 6.3 have been satisfied.

(o)                                 No Injunctions or Restraints on Conduct of Business by Parent.  No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal or regulatory restraint or provision challenging Parent’s proposed acquisition of Company, or limiting or restricting Parent’s conduct or the operation of the business of Company (or Parent’s or the Surviving Entity’s business following the Merger) shall be in effect, nor shall there be any pending or threatened proceeding brought by any person or any Governmental Entity seeking any of the foregoing.

(p)                                 Opinion of Company Counsel.  Parent shall have received the opinion of Company’s legal counsel(s) in the form of Exhibit H attached hereto.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1                                 Survival of Representations and Warranties.  All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the date that is twelve (12) months after the Effective Time, except that claims with respect to any breach of the representations and warranties set forth in Section 2.11 shall survive until the date that is twenty-four (24) months after the Effective Time and claims with respect to any breach of the representations and warranties set forth in Section 2.8 or for Pre-Closing Taxes shall survive until the date that thirty-six (36) months after the Effective Time.  Claims shall be deemed to have been timely made if, prior to the end of the applicable survival period, Parent submits an Officer’s Certificate with respect to any claim, or after the first anniversary of the Closing Date notifies the Stockholders with respect to any claim, for Losses incurred or suffered or reasonably anticipated to be incurred or suffered by an Indemnitee.

7.2                                 Indemnity and Escrow Arrangements.

(a)                                  Indemnification.  Subject to Section 7.2(l), each Stockholder hereby agrees severally (but not jointly) to indemnify and hold harmless Parent and its affiliates (each, an “Indemnitee”) from and against any and all claims, losses, costs, expenses, liabilities, judgments, fines, awards, penalties, sanctions or other damages, including lost profits and any settlement costs, reasonable attorneys’ fees and costs of investigation and preparation, (any and all such amounts, collectively, “Losses”) which Parent or any of its affiliates suffers or incurs by reason of:

(i)                                     any inaccuracy or misrepresentation in or breach by the Company of any representation, warranty, covenant or agreement of the Company contained herein or any document or instrument delivered pursuant hereto;

(ii)                                  (x) any inaccuracy in the calculation, or the actual amount, of the Working Capital, but only to the extent that such inaccuracy results in a Working Capital Deficit not previously deducted from the Purchase Price pursuant to Section 1.6 or (y) or any Working Capital Deficit indicated by the Final Working Capital Amount not previously deducted from the Purchase Price pursuant to Section 1.6;

 (iii)                            any amounts per share required to be paid in satisfaction of dissenters’ or appraisal rights of Dissenting Stockholders holding up to 5% of the Company Common Stock outstanding as of the Effective Time to the extent greater than the amounts to which any  such Dissenting Stockholders would be entitled pursuant to the Merger (and including any Losses associated with any proceedings or settlement entered into to determine or settle the amount payable to such Dissenting Stockholders, but not including amounts required to be paid in satisfaction of the rights of Dissenting Stockholders holding in excess of 5% of the Company Common Stock outstanding as of the Effective Time); and

(iv)                              any Pre-Closing Taxes (as defined in Section 7.2(k)).

Notwithstanding anything to the contrary herein, “Losses” shall not include any amounts for which any Indemnitee is actually reimbursed under any insurance policy; provided, that no Indemnitee shall have any obligation to seek reimbursement for any Losses pursuant to any insurance policy, except that Parent shall have an obligation to use commercially reasonable efforts to seek reimbursement under insurance policies for which the premium was paid in full by the Company prior to the Closing Date.

(b)                                 Escrow Fund.  At the Effective Time, without any act of any Stockholder, Parent will deposit the Escrow Amount into an escrow account with Wells Fargo Bank, National Association, or such other escrow agent as may be reasonably acceptable to Parent and the Company or the Stockholder Agent (the “Escrow Agent”), such deposit to establish and constitute the Escrow Fund.  The Escrow Fund shall be governed by the terms set forth in this Section 7.2 and the Escrow Agreement in substantially the form of Exhibit I and shall be maintained at Parent’s and the Stockholders’ cost and expense, such cost to be borne one-half by Parent and one-half by the Stockholders.  The cash portion of the Escrow Amount shall be deposited into an interest bearing account and any interest earned thereon interest shall be added to the Escrow Fund and available to cover Losses of Parent and its affiliates hereunder.  Any distributions on the shares of Parent Common Stock other than regular cash dividends shall be held by the Escrow Agent and shall be deemed attached to the shares of Parent Common Stock to which they pertain.  For applicable income tax purposes, any shares of Parent Common Stock or securities distributed in respect thereof shall be treated as owned by, and any dividends, interest or other income earned on the Escrow Fund shall be treated as income of, the Stockholder on whose behalf such securities or assets giving rise to such interest or other income, as the case may be, are being held.  The Stockholders shall not have the right to sell, transfer, pledge, hypothecate or otherwise dispose of any cash or securities held in the Escrow Fund or any interest therein for so long as they are held in the Escrow Fund.  Each Stockholder shall be entitled to vote the shares of Parent Common Stock held in the Escrow Fund for so long as they are held by the Escrow Agent, pro rata based on the value of the shares of Parent Common Stock deposited in the Escrow Fund on behalf of such Stockholder.  For purposes of determining the value of any shares of Parent Common Stock included in the Escrow Fund, each such share shall be deemed to have a value equal to the Average Closing Price.

(c)                                  Recourse to the Escrow Fund.  Subject to the provisions of this Article VII, Parent, on behalf of itself and its affiliates, shall be entitled to withdraw amounts from the Escrow Amount (and any interest thereon) to compensate any Indemnitees for any Losses which Parent or any of its affiliates suffers or incurs, as provided above.  The establishment and availability of the Escrow Fund shall not in any way limit the liability of any Stockholder or act as a waiver of any other rights or remedies available to Parent and its affiliates hereunder or at law or in equity, all of which are cumulative and not exclusive, subject to the limitations set forth in Section 7.2(l).  Distributions to Parent from the Escrow Fund shall be made in the same proportion of cash and shares of Parent Common Stock as the proportion of Cash Consideration and Stock Consideration initially deposited into the Escrow Fund, with the shares of Parent Common Stock being valued at the Average Closing Price.

(d)                                 Termination and Distribution of Escrow Fund.  The Escrow Fund shall terminate on the first anniversary of the Effective Time; provided, however, that such portion of the Escrow Fund, which in the reasonable judgment of Parent is necessary to cover any unsatisfied, anticipated or disputed Losses specified in any Officer’s Certificate delivered to the Escrow Agent at or prior to termination of the Escrow Fund (each of which Officer’s Certificates shall have been subject to the provisions of subparagraphs (f) and (g) below), shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until all such claims have been satisfied or resolved.  As soon after the scheduled expiration of the Escrow Fund as all claims for Losses have been satisfied or resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund to the Stockholders on whose behalf such Escrow Funds were deposited in accordance with their respective Proportionate Interests therein; and

(e)                                  Claims Upon Escrow Fund.  In order to make a claim for Losses pursuant to this Article VII, Parent shall deliver to Escrow Agent and Stockholder Agent a certificate signed by any authorized officer of Parent (an “Officer’s Certificate”): (i) stating that Parent has paid, suffered or properly accrued or reasonably anticipates that it will pay, suffer or accrue Losses; (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, suffered or accrued, or the basis for such anticipated Losses; (iii) the nature of the Losses to which such item is related; and (iv) the amount of Losses Parent seeks from the Escrow Fund; provided, however, that the sources of recovery specified by Parent as provided in clause (iv) shall not be irrevocable, and Parent may seek recovery from different sources or different amounts by a written supplemental Officer’s Certificate to the Escrow Agent and Stockholder Agent.  Parent shall not be estopped by any estimate it may make of the amount of any anticipated or actual Losses claimed in any Officer’s Certificate, or the bases therefor, and Parent may submit amendments to any Officer’s Certificate, or additional Officer’s Certificates, in the event that actual or anticipated Losses, or the bases therefor, subsequently change or are determined to be different than represented in an Officer’s Certificate previously delivered.  When an Indemnitee incurs actual Losses in respect of anticipated Losses that were the subject of a previously submitted Officer’s Certificate, Parent shall submit an additional Officer’s Certificate in respect of such actual Losses, which Officer’s Certificate shall be subject to the provisions of subparagraphs (f) and (g).  The claims set forth in such new Officer’s Certificate shall be deemed timely made within the applicable survival period set forth in Section 7.1 if the original Officer’s Certificate reporting anticipated Losses was timely submitted to the Escrow Agent.  Immediately upon receipt of an Officer’s Certificate, the Escrow Agent shall set aside an amount in the Escrow Fund equal to the aggregate amount of Losses claimed from the Escrow Fund in the Officer’s Certificate.  The Escrow Agent shall not distribute any amounts to Parent out of the Escrow Fund for twenty (20) days after the date on which the Stockholder Agent is deemed to have received the Officer’s Certificate pursuant to Section 9.1, unless Stockholder Agent authorizes the Escrow Agent to make such distribution.

(f)                                    Objections to Claims.  The Escrow Agent shall distribute to Parent from the Escrow Fund the full amount of actual Losses claimed in the Officer’s Certificate immediately after the twenty (20) day waiting period specified in subparagraph (e) expires (or at such earlier date as the Stockholder Agent may authorize), unless prior to such time the Stockholder Agent delivers a good faith, written objection to the claim made in the Officer’s Certificate (a “Notice of Dispute”) to the Escrow Agent with a copy to Parent and its counsel.  The Notice of Dispute must include a reasonably detailed description of the basis of the objection, as well as the amount of Losses, if any, which the Stockholder Agent is not disputing.  Any undisputed actual Losses immediately shall be paid by the Escrow Agent.  If the Stockholder Agent does not timely deliver a Notice of Dispute (or such Notice of Dispute does not reasonably describe the basis of the objection), the Stockholder Agent shall be deemed to have irrevocably approved and consented to the payment or offset of all actual Losses specified in the Officer’s Certificate.  The Escrow Agent and Parent shall be entitled to rely on and act in accordance with any written or deemed (by virtue of any failure by the Stockholder Agent to submit a Notice of Dispute in a timely manner) approval and consent of the Stockholder Agent in immediately distributing or offsetting the amount of any actual Losses claimed in a specific Officer’s Certificate, even if the Stockholder Agent subsequently objects to or disputes the nature or amount of Losses.  At such time as the Escrow Fund is too depleted to cover any Losses that Indemnitees are entitled to recover from the Escrow Fund, all Stockholders automatically shall cease to have any claim on any portion of the Escrow Fund.

(g)                                 Resolution of Conflicts.

(i)                                     If the Stockholder Agent timely and properly delivers a Notice of Dispute, the Stockholder Agent and Parent shall attempt in good faith to agree upon the rights and responsibilities of the respective parties with respect to such Losses, unless the amount of such Losses relates to third party claims that are the subject of an ongoing proceeding before a court, arbitrator or Governmental Entity and remain to be definitively determined (in which case, Parent shall be entitled to periodically make a claim for any Losses associated with such proceeding by submitting Officer’s Certificates with respect to such amounts (including an advance of legal fees and settlement costs), in addition to seeking recovery for the aggregate amount of actual Losses once determined, less any amounts previously paid during the pendency of the proceeding).  If the Stockholder Agent and Parent should agree as a result of their good faith efforts as to the appropriate amount and treatment of such Losses, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent (to the extent the Losses are to be paid from the Escrow Fund).  The Escrow Agent shall be entitled to rely on and act in accordance with any such memorandum and promptly shall distribute to Parent the specified amounts from the Escrow Fund (to the extent payable therefrom) to the extent consistent with the terms thereof.

(ii)                                  If no agreement can be reached after good faith negotiation within thirty (30) days after the timely delivery of a Notice of Dispute, either Parent or the Stockholder Agent may submit the dispute to binding arbitration pursuant to clause (iii) below.  The Escrow Agent, Parent and the Stockholder Agent shall be entitled to act in accordance with any resulting arbitration decision and make or withhold payments out of the Escrow Fund, as applicable, in accordance with any final judgment of any arbitrator made pursuant to clause (iii) below.

(iii)                               Each of the parties expressly agrees that, to the extent permitted by law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between an Indemnitee and the Stockholder Agent relating to the amount of Losses to be recovered from the Escrow Fund (“Escrow Fund Claims”) shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction.  The award of the arbitrator shall include a written decision as to whether or not the Losses in question should be recovered from the Escrow Fund and, if in dispute, the amount to which Parent is entitled.  The arbitrator shall award to the prevailing party, as determined by the arbitrator, reasonable attorneys fees and, in the arbitrator’s discretion, interest on Losses.  Disputes or claims arising out of or relating to this Agreement other than Escrow Fund Claims shall not be subject to this clause (iii).

(h)                                 Appointment of Stockholder Agent; Power of Attorney.

(i)                                     If the Merger is approved, immediately upon the Effective Time and without further act of any Stockholder, idealab shall be appointed as the agent and attorney-in-fact (such person, and any successor or replacement thereof as provided below, the “Stockholder Agent”) for each Stockholder on whose behalf monies are deposited into the Escrow Fund.  The Stockholder Agent shall be authorized, for and on behalf of all such Stockholders, to give and receive notices and communications, to authorize the distribution to Parent of monies from the Escrow Fund in satisfaction of claims for Losses by Parent, to object to such distributions or offset, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions necessary or appropriate in the judgment of the Stockholder Agent to accomplish the foregoing.  Such agency may be changed by the holders of a majority of the Proportionate Interests from time to time upon not less than thirty (30) days prior written notice to the Parent certifying that the Stockholder Agent has been removed by the requisite vote or consent of such Stockholders, specifying the percentage of all Proportionate Interests so voted or consenting and specifying the substitute Stockholder Agent appointed by such Stockholders.  No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive any compensation for his services.  Notices or communications to or from the Stockholder Agent shall constitute notice to or from each of the Company Stockholders.

(ii)                                  The Stockholder Agent has a duty to act in good faith at all times.  The Stockholders on whose behalf Merger Consideration is deposited into the Escrow Fund, by executing and delivering the Written Consents and approving the appointment of the Stockholder Agent, agree to jointly and severally indemnify the Stockholder Agent and hold the Stockholder Agent harmless against any Losses incurred by the Stockholder Agent (including reasonable fees and expenses of any legal counsel retained by the Stockholder Agent) arising out of or in connection with the acceptance or administration of the Stockholder Agent’s duties hereunder, unless such Losses directly result from the gross negligence, willful misconduct or bad faith of the Stockholder Agent.  Subject and subordinate in every respect to the prior right of Parent to make claims for Losses, Stockholder Agent shall have the right to recover from the Escrow Fund prior to any distribution to the Holders any fees, costs and expenses reasonably paid or incurred by the Stockholder Agent in acting as the Stockholder Agent hereunder; provided, however, that the Stockholder Agent may not recover any such amounts until the first anniversary of the Effective Time and only then to the extent of the excess of the amount in the Escrow Fund over the amount of all claims for Losses asserted by Parent that remain unsatisfied or are pending resolution.

(i)                                     Actions of the Stockholder Agent.  Any decision, act, consent or instruction of the Stockholder Agent shall constitute a decision of all Stockholders on whose behalf cash was deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Stockholders.  The Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of each and every such Stockholder.  The Escrow Agent, the Company and Parent hereby are relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

(j)                                     Third-Party Claims.  If Parent becomes aware of any third-party claim which Parent believes may result in a claim for Losses against the Escrow Fund, Parent shall promptly notify the Stockholder Agent of such claim, and the Stockholder Agent shall be entitled, at his sole cost and expense without reimbursement from the Escrow Fund, to participate in any defense of such claim.  Parent shall reasonably consult with the Stockholder Agent prior to the settlement of any such claim and discuss with the Stockholder Agent in good faith any input regarding the claim and potential settlement the Stockholder Agent may have prior to any settlement (in each case, to the extent the terms thereof are not subject to a confidentiality agreement with the claimant).  After such consultation (or in the event that Parent is prohibited from consulting or the Stockholder Agent elects not to consult with Parent), Parent shall have the right to settle any such claim, even if the terms thereof are inconsistent with those proposed or advocated by the Stockholder Agent.  Unless the Stockholder Agent has consented to the terms of any such settlement (such consent not to be unreasonably delayed, conditioned or withheld), the settlement of any such third party claim shall not be determinative of the amount of any claim for Losses against the Escrow Fund.  If the Stockholder Agent does not so consent, any disputes relating to claims for Losses from the Escrow Fund based on such settlement shall be resolved in accordance with Section 7.2(g).  If the Stockholder Agent consents to the terms of such settlement (such consent not to be unreasonably delayed, conditioned or withheld) or elected not to consult with Parent with respect to any such settlement, no Stockholder shall have any power or authority to object under any provision of this Article VII to the settlement or the amount of any claim for Losses by Parent against the Escrow Fund with respect to such settlement to the extent the amount of Losses claimed are consistent with the terms of such settlement.

(k)                                  For purposes of this Agreement, “Pre-Closing Taxes” and Losses relating or with respect thereto shall mean (A) all Taxes for which the Company is liable that are due with respect to periods ending on or prior to the Closing Date, but excluding Taxes arising from the Merger, except to the extent that such Taxes arise out of or relate to breach or inaccuracy of the representations and warranties set forth in Section 2.8, Section 2.34 or in the representations submitted to counsel in connection with their rendering the opinions pursuant to Sections 6.2(d) and 6.3(m), (B) all Taxes of the Company that are due with respect to periods (“Straddle Periods”) that include but do not end on the Closing Date to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date, except to the extent such amounts are included in the liabilities of the Company set forth in the Final Working Capital Calculation; (C) all fees, costs, penalties, and other expenses incurred in preparing and filing all Tax Returns with respect to any taxable period beginning prior to the Closing Date, and (D) other Losses incurred with respect to amounts described in clauses (A) through (C) of this sentence.  Taxes attributable to the portion of the Straddle Period ending at the close of business on the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Straddle Period shall be allocated to the period ending on the close of business on the Closing Date on a “closing of the books basis” by assuming that the books of the Company were closed at the close of business on the Closing Date.  However, (x) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and (y) periodic taxes such real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

(l)                                     Limitations; Sources of Recovery.

(i)                                     No Indemnitee shall be entitled to indemnification hereunder for any Losses arising from the breach of any representation, warranty, covenant or agreement until the aggregate amount of all Losses under all claims of all Indemnitees for all such breaches shall exceed Two Hundred and Fifty Thousand Dollars ($250,000) (the “Threshold”), at which time all Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Threshold; provided, however, that any Indemnification Claim pursuant to Section 7.2(a)(ii) or 7.2(a)(iii) shall be indemnifiable in full without regard to the Threshold.

(ii)                                  The aggregate maximum indemnification obligation of each Stockholder shall equal such Stockholder’s pro rata portion of $11,600,000, such pro rata portion to be determined based on the aggregate amount of Merger Consideration received by such Stockholder; provided, however, that nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief or any right or remedy arising by reason of any claim of fraud or willful misrepresentation with respect to this Agreement against any person who committed such fraud or willful misrepresentation.  For purposes of clarification, to the extent that a portion of the Escrow Fund is paid to an Indemnitee to satisfy a Loss, the amount of each Stockholder’s further indemnification obligation pursuant to this Article VII shall be reduced by such Stockholder’s pro rata portion of such amount paid to satisfy such Loss.

(iii)                               Notwithstanding anything to the contrary herein, Parent shall satisfy its Losses (x) first, from the amount, if any, by which the Working Capital as of the Closing Date exceeds $11,500,000, (y) second, from the Escrow Fund and (z) third, subject to clause (ii), by seeking indemnification directly from any Stockholders.

(iv)                              Amounts in respect of Losses paid to an Indemnitee from the Escrow Fund shall be deemed to reduce the amount deposited in the Escrow Fund on behalf of each Stockholder in accordance with such Stockholder’s respective Proportionate Interest therein.

ARTICLE VIII

TERMINATION, EXPENSES, AMENDMENT AND WAIVER

8.1                                 Termination.  Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether or not the Merger has been approved by the Company Stockholders:

(a)                                  by mutual consent of the Company and Parent.

(b)                                 by Parent:

 (i)                                  if any Stockholder shall breach any Voting Agreement or other approval of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby requiring Stockholder approval;

(ii)                                  if the Company’s Board of Directors shall at any time fail to unanimously recommend to the Company’s Stockholders approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby requiring Stockholder approval;

(iii)                               if Parent is not then in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Company and the Company has not cured such breach within fifteen (15) days after notice by Parent thereof;

(iv)                              if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (A) prohibit Parent or the Surviving Entity’s ownership or operation of all or any portion of the business, assets or properties of the Company or (B) compel Parent or the Surviving Entity to dispose of or hold separate all or any portion of the business, assets or properties of Parent or the Company as a result of or after the Merger; or

(vi)                              if at any time after the Stockholders have voted to approve the Merger and this Agreement, holders of any outstanding shares of Company Preferred Stock or more than five percent (5%) of the Company Common Stock shall have indicated an intent to exercise, have exercised, or shall have any continued rights to exercise, appraisal, dissenters’ or similar rights under applicable law by virtue of the Merger.

(c)                                  by Parent or the Company if:

(i)                                     the Closing has not occurred by January 15, 2004 (the “Termination Date”);

(ii)                                  there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or

(iii)                               there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would prohibit the Merger or make consummation of the Merger illegal; or

(d)                                 by the Company if the Company is not then in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and Parent or Merger Sub, as the case may be, has not cured such breach within fifteen (15) days after notice by the Company thereof.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.  Notwithstanding anything in this Section 8.1 to the contrary, neither Parent nor the Company may terminate this Agreement if such party is in material breach of its obligations hereunder and the Closing does not occur as a direct or indirect result of such material breach; provided, however, that if both parties are in material breach of their obligations hereunder, then after the Termination Date, either party may terminate this Agreement pursuant to Section 8.1(c)(i).

8.2                                 Effect of Termination.  If this Agreement is terminated pursuant to this Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company, or their respective officers, directors or Stockholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; provided, further, that the provisions of Sections 5.2, 5.3, 8.2, 8.3 and Article IX of this Agreement and the definitions of any defined terms used in such provisions shall remain in full force and effect and survive any termination of this Agreement.

8.3                                 Fees and Expenses.  Except as expressly provided otherwise herein, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses.

8.4                                 Amendment.  Except as otherwise required by Applicable Law, this Agreement may be amended by the parties hereto at any time after the Stockholders of Company approve this Agreement pursuant to a written instrument executed by the Company, Parent, Merger Sub and, as to matters expressly involving the Stockholder Agent, the Stockholder Agent.

8.5                                 Extension; Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if in writing and signed by an authorized agent of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1                                 Notices.  All notices and other communications hereunder shall be in writing and deemed given on the date sent by sender if delivered personally or sent via facsimile (with acknowledgment of complete transmission)  and two business days after the date sent by sender if delivered by commercial delivery service, or mailed by registered or certified mail (return receipt requested)  to the parties at the following addresses (or at such other address as a party from time to time may specify by like notice):

(a)                                  if to Parent or Merger Sub, to:

ValueClick, Inc.
4353 Park Terrace Drive
Westlake Village, CA 91361
Attention:  Samuel J. Paisley
Facsimile No.:  (818) 575-4508

with a copy (which shall not constitute notice) to Parent’s counsel:

Gibson Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Bradford P. Weirick, Esq.
Facsimile No.: (213) 229-6765

(b)                                 if to the Company, to:

Commission Junction, Inc.
1501 Chapala
Santa Barbara, CA 93101
Attention: James Buckley
Fax: 805-560-0776

with a copy to the Company’s counsel:

Shartsis, Friese & Ginsburg LLP
One Maritime Plaza, 18th Floor

San Francisco, California  94111
Attention:  Derek H. Wilson, Esq.

Facsimile No.:  (415) 421-2922

(c)                                  if to Stockholder Agent, to:

idealab

130 West Union Street

Pasadena, CA 91103

Phone              (626) 585-6900

Fax                              (626) 535-2701

Mr. Douglas McPherson

Facsimile No: (626) 535-2703

9.2                                 Interpretation.  Unless the context clearly indicates otherwise, (a) words of any gender include each other gender, (b) words using the singular number include the plural, and vice versa, (c) the terms “hereof,” “herein,” “hereby,” and derivate or similar words refer to this Agreement as a whole and not to any particular Article, Section or subsection, (d) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (e) references to “person” include any individual, corporation, limited or general partnership, association, proprietorship, limited liability company, joint venture, trust, other business organization or Governmental Entity.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3                                 Counterparts.  This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.  This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

9.4                                 Entire Agreement; Assignment.  This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the respective subject matters hereof and thereof and supersede in their entirety any prior or contemporaneous oral or written discussions, negotiations, agreements or understandings between or among the parties with respect to such subject matter (other than the Mutual Non-Disclosure Agreement dated August 6, 2002 executed by the Company and Parent which shall continue in accordance with the terms thereof); (b) are not intended to and shall not confer upon any other person (including, those persons listed on any exhibits or schedules attached hereto or any Stockholders of the Company) any rights or remedies hereunder; and (c) may not be assigned by operation of law or otherwise without the prior written consent of each other party hereto, and any purported assignment in violation of this requirement shall be null and void ab initio, except that Merger Sub may assign any or all of its rights and obligations to any entity that is a wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligations.  Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of, and is enforceable by, the respective parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

9.5                                 Severability.  If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the express intent of the parties hereto.  The parties further agree that any such void or unenforceable provision of this Agreement shall be deemed replaced with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6                                 Remedies; Exercise of Rights.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy available to such party hereunder or at law or in equity, and the exercise by any party of any one remedy at any time will not preclude the exercise of any other remedy at the same time, at another time, or in different circumstances.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof (or failure to exercise) preclude any other, further or fuller exercise thereof or the exercise of any other right, power or privilege.

9.7                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflicts or choice of law principles.

9.8                                 Jurisdiction and Venue; Attorney’s Fees.  Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal or state courts located in the State of California sitting in Los Angeles County and each party hereto hereby unconditionally and irrevocably submits and consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the generality of the foregoing, each party hereto agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party.  In addition to any damages or other recovery to which a party may be entitled hereunder or at law or in equity (including any right to recoup Losses from the Escrow Fund), the prevailing party in any action to enforce this Agreement or to seek any right or remedy available hereunder or at law or in equity shall be entitled to reasonable attorney’s fees and costs incurred in connection with such action and any related appeals therefrom.

9.9                                 Specific Performance.  The parties acknowledge and agree that any failure of any party to perform its agreements and obligations hereunder or contemplated hereby will cause irreparable injury to the other parties, for which damages, even if available, will not provide an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.10                           Rules of Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement and each Ancillary Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the applicable Ancillary Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof or thereof.  Accordingly, each party understands and agrees that the common law principles of construing ambiguities against the drafter (or those contained in Section 1654 of the California Civil Code or the principles reflected therein) shall have no application to this Agreement or any Ancillary Agreement.  Each party hereto acknowledges and agrees that such party has had a full and complete opportunity to review this Agreement and each Ancillary Agreement, to make suggestions or changes to their terms and to seek independent legal and other advice in connection herewith and therewith.

9.11.  Certain Definitions.  For the purposes of this Agreement the term:

(a)                                  “Actual Knowledge” means, with respect to any matter in question, the actual knowledge, without any duty to investigate, of such matter of, in the case of the Company, each director of the Company and each of Jeff Pullen, Per Pettersen, Jim Buckley, BiBi Christoff, David Duckwitz, Holly Richard, Samantha Zacharias, Paul Henry, Erik Forkalsrud, Anders Bjoras and Rojer Kjensrud;

(b)                                 “business day” means any day other than a day on which the banks in the city of Los Angeles, California are closed;

(c)                                  “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d)                                 “Knowledge” or “Known” means, with respect to any matter in question, the collective knowledge of such matter of, in the case of the Company, each director of the Company and each of Jeff Pullen, Per Pettersen, Jim Buckley, BiBi Christoff, David Duckwitz, Holly Richard, Samantha Zacharias, Paul Henry, Erik Forkalsrud, Anders Bjoras and Rojer Kjensrud.  The Company shall also be deemed to have actual Knowledge of the matters contained in all books and records of such persons and of matters as such persons could be expected to discover or otherwise become aware in the course of conducting a reasonably comprehensive investigation concerning the existence of such matter;

(e)                                  “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity;

(f)                                    “proposed to be conducted”, “currently proposed to be conducted” and “prospects”, with respect to the business of the Company and its subsidiaries to be conducted by the Company or the Surviving Entity after the Merger, means the business of the Company and its subsidiaries as proposed to be conducted pursuant to the Operating Plan; and

(g)                                 “subsidiary” or “subsidiaries” of the Company, Parent, the Surviving Entity or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Entity or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMMISSION JUNCTION, INC.		VALUECLICK, INC.

By:	/s/ Jeffry A. Pullen	By:	/s/ Samuel J. Paisley
Name:	Jeffrey A. Pullen	Name:	Samuel J. Paisley
Title:	President & CEO	Title:	Chief Financial Officer

STOCKHOLDER AGENT: IDEALAB HOLDINGS, LLC		NCJ ACQUISITION CORP.

		By:	/s/ Samuel J. Paisley
By:	/s/ Douglas A. McPherson	Name:	Samuel J. Paisley
Name:	Douglas A. McPherson	Title:	President
Title:	Assistant Secretary

[Signature Page to ValueClick/Commission Junction
Agreement and Plan of Merger and Reorganization]